Exhibit 10.46(a)

CONFIDENTIAL AND PROPRIETARY

EXECUTION VERSION

Wisconsin Energy Corporation has requested confidential treatment of certain portions of this document pursuant to an application for confidential treatment sent to the SEC. Wisconsin Energy has omitted such portions from this filing and filed them separately with the SEC. Such omissions are designated as "[**]".

POINT BEACH NUCLEAR PLANT

POWER PURCHASE AGREEMENT

BETWEEN

FPL ENERGY POINT BEACH, LLC

AND

WISCONSIN ELECTRIC POWER COMPANY

DATED AS OF DECEMBER 19, 2006

CONFIDENTIAL AND PROPRIETARY

EXECUTION VERSION

POWER PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE I: DEFINITIONS		1
1.1.	Defined Terms	1
1.2.	Rules of Interpretation	13
1.3.	Accounting Terms	14
1.4.	Legal Representation	14

ARTICLE II: PURCHASE OF CAPACITY, ENERGY, AND ANCILLARY SERVICES		14
2.1.	Capacity Sale and Purchase	14
2.2.	Energy Sale and Purchase	14
2.3.	Ancillary Services	15
2.4.	Replacement Energy and Replacement Capacity	16
2.5.	Financial Transmission Rights	17
2.6.	Title and Risk of Loss	18
2.7.	Delivery Point	18
2.8.	Capacity Accreditation	18
2.9.	Uprates	18
2.10.	Right of First Offer	20
2.11.	Reactive Power	20
2.12.	Station Service	21
2.13.	CT Capacity	21

ARTICLE III: PAYMENTS		21
3.1.	Purchase Payments	21
3.2.	Peak Adjustment Payment	22

ARTICLE IV: SCHEDULING		22
4.1.	Scheduling	22
4.2.	Failure to Schedule	23

ARTICLE V: MAINTENANCE AND OPERATION		23
5.1.	Scheduled Maintenance	23
5.2.	Derate Notices	24
5.3.	Operation	25

ARTICLE VI: METERING		28
6.1.	Metering	28

ARTICLE VII: BILLING AND PAYMENT		29
7.1.	Billing and Payment	29

ARTICLE VIII: PERFORMANCE SECURITY		30
8.1.	Seller Performance Security	30

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8.2.	Buyer Performance Security	30
8.3.	Draws; Replenishments	30
8.4.	Reporting	31

ARTICLE IX: FORCE MAJEURE		31
9.1.	Conditions of Excuse for Seller	31
9.2.	Conditions of Excuse for Buyer	31
9.3.	Burden of Proof	32
9.4.	Payment and Security Obligations Not Excused	32
9.5.	Time Limits	32
9.6.	Deadline Extended	32

ARTICLE X: EVENTS OF DEFAULT; REMEDIES		33
10.1.	List of Events of Default	33
10.2.	Remedies	34
10.3.	Rights of Specific Performance	35
10.4.	Limitation of Liability	35
10.5.	Disclaimer of Warranties	35

ARTICLE XI: REPRESENTATIONS, WARRANTIES AND COVENANTS		36
11.1.	Representations and Warranties of Buyer	36
11.2.	Representations and Warranties of Seller	37
11.3.	Covenants of Seller	38

ARTICLE XII: INDEMNITY		38
12.1.	By Seller	38
12.2.	Indemnification by Buyer	39
12.3.	Joint Negligence	39
12.4.	Responsibility for Employees	39
12.5.	Notice and Participation	39
12.6.	Payment of Indemnification Claims	40
12.7.	Survival of Obligation	40

ARTICLE XIII: TERM		40
13.1.	Term	40
13.2.	Termination	41
13.3.	Effect of Termination	41

ARTICLE XIV: ADMINISTRATIVE COMMITTEE		41
14.1.	Purpose	41
14.2.	Membership	41
14.3.	Meetings	41
14.4.	Functions	42
14.5.	Expenses	42

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ARTICLE XV: NOTICES	42
15.1. Notices in Writing	42
15.2. Date of Notification	43
15.3. Oral Notice in Emergency	43

ARTICLE XVI: CONFIDENTIALITY	43
16.1. Non-Disclosure to Third Parties	43
16.2. Definition of Proprietary Information	44
16.3. Limitations on Required Disclosure	44
16.4. Remedies	44
16.5. Survival of Confidentiality	45

ARTICLE XVII: INSURANCE	45
17.1. Coverage and Amounts of Seller	45
17.2. Insurance Certificates	46
17.3. Coverage For Full Term	47

ARTICLE XVIII: ASSIGNMENT	47
18.1. Binding Effect	47
18.2. Assignment	47
18.3. Change in Control	48

ARTICLE XIX: DISPUTE RESOLUTION	48
19.1. General Provisions	48
19.2. Negotiation	48
19.3. Binding Upon Parties	49
19.4. Continued Performance	49

ARTICLE XX: COMPLIANCE WITH LAWS; TAXES	49
20.1. Compliance with Laws	49
20.2. Mobile-Sierra	49
20.3. Taxes and Other Charges	49

ARTICLE XXI: CHANGE IN LAW	50
21.1. Change in Law	50
21.2. Future Attributes	50
21.3. MISO Changes	51

ARTICLE XXII: MISCELLANEOUS	51
22.1. Recording Telephone Conversations	51
22.2. Governing Law	51
22.3. Entire Agreement; Amendment	52
22.4. No Implied Waiver	52
22.5. Severability	52
22.6. No Exclusivity/Dedication of Assets	53
22.7. Expenses	53

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22.8. Counterparts	53
22.9. Survival	53
22.10. Individual Responsibility	53
22.11. No Duty To Third Parties	53
22.12. Forward Contract	54
22.13. Press Releases	54

Exhibits
Exhibit A	Delivered Energy Charges
Exhibit B	Buyer’s Capacity Amount
Exhibit C	Delivered Energy Charge Shaping Factor
Exhibit D	Diagram of Metering Devices
Exhibit E	Form of Seller’s Guaranty
Exhibit F	Form of Letter of Credit
Exhibit G	Peak Adjustment Payment
Exhibit H	Scheduling Provisions
Exhibit I	MAIN Guide No. 3A Standards

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EXECUTION VERSION

POWER PURCHASE AGREEMENT

This POWER PURCHASE AGREEMENT is made and entered into as of December 19, 2006, by and between FPL ENERGY POINT BEACH, LLC, a Wisconsin limited liability company (“Seller”), and WISCONSIN ELECTRIC POWER COMPANY, a Wisconsin corporation (“Buyer”) (hereinafter the parties hereto are sometimes referred to collectively as the “Parties,” or individually as a “Party”).

W I T N E S S E T H:

WHEREAS, Buyer is a public utility which operates a system for generation and distribution of electric power in the States of Wisconsin and Michigan; and

WHEREAS, Buyer intends to transfer to Seller all of its rights, title, and interests in and to the Point Beach Nuclear Plant, a nuclear-powered electric generating facility consisting of two generating units and facilities, equipment, supplies and improvements (including the CT) located in Two Rivers, Wisconsin, NRC Operating License Nos. Unit 1 – DPR 24 and Unit 2 – DPR 27, as more specifically described in the Asset Sale Agreement (“Point Beach”); and

WHEREAS, in order to continue serving its customers following transfer of Buyer’s interests in the Facilities to Seller, Buyer desires to purchase, and Seller desires to sell, Capacity, Energy, and all associated Ancillary Services on the terms, and subject to the conditions, set forth below.

NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements contained herein and in the Asset Sale Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I: DEFINITIONS

1.1. Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Accredited Capacity” means Capacity or Replacement Capacity that (a) meets the resource adequacy requirements in Module E of the Transmission Provider Tariff (“Module E”) for Buyer’s Network Load, a portion of which may include Capacity or Replacement Capacity that satisfies the requirement for a Local Capacity Resource for Buyer’s Network Load and (b) is measured in accordance with the MAIN Guide No. 3A standards; provided, however, that if either or both requirements in (a) or (b) is inapplicable, then Accredited Capacity means Capacity or Replacement Capacity that meets the applicable requirements for Capacity (the “Effective Capacity Requirements”) of any Governing Authority having jurisdiction over Buyer, including any Capacity from the Facilities that may be deemed available under the Effective Capacity Requirements even if the Facilities are not operating.

“Administrative Committee” has the meaning set forth in Article XIV.

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“Affiliate” has the meaning given such term in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreement” means this Power Purchase Agreement entered into by Seller and Buyer.

“Ancillary Services” means those services that during the Term are necessary to support the transmission of electric capacity and energy, or support the generation or transmission of Energy from the Facilities or Replacement Capacity, as applicable, while maintaining reliable operation of the transmission system, associated with or otherwise corresponding to the Capacity of the Facilities or Replacement Capacity, as applicable, and/or output of Energy at such time, which Ancillary Services shall include reactive power and frequency response service.

“Asset Sale Agreement” means that certain Asset Sale Agreement between Buyer and Seller, dated as of the date hereof.

“Associate” means, with respect to any Party, any officer, director, trustee, fiduciary, employee, agent, representative, contractor or subcontractor of such Party and any shareholder, partner, member or other owner of such Party.

“ATC” means the American Transmission Company LLC.

“Authorization” means any license, permit, approval, consent, filing, waiver, exemption, variance, clearance, entitlement, allowance, franchise or other authorization, whether corporate, governmental, regulatory or otherwise.

“Balancing Authority Function” means the operating authority that maintains the load resource balancing and reliability for the balancing authority area in which the Facilities are located.

“Billing Cycle” means each calendar month during the Term and any partial calendar month at the beginning or end of the Term.

“Business Day” means any day other than Saturday, Sunday, or any NERC holiday or any other day on which commercial banks in Milwaukee, Wisconsin are required to be closed.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Performance Security” means any performance security that may be required to be posted by Buyer pursuant to Section 8.2.

“Buyer’s Capacity Amount” means, for any given time, the applicable amount set forth in Exhibit B. The Capacity of the Facilities, and the associated amounts in the column in Exhibit B entitled “Capacity of the Facilities,” shall be revised during the Term upon written notice from Seller to Buyer providing the results of any Performance Testing of the Facilities conducted in accordance with the MAIN Guide No. 3A Standards (or with the Effective Capacity Requirements, if applicable).

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“Buyer’s Energy Amount” means, for any period of time, an aggregate amount of Energy (including Replacement Energy) associated with the Buyer’s Capacity Amount (excluding the CT Capacity) for such period of time.

“Buyer’s Guarantor” means a Person that, at the time of the execution and delivery of any guaranty issued pursuant to Section 8.2, is a direct or indirect owner of Buyer and (a) has an Investment Grade Credit Rating and a consolidated Net Worth of at least five hundred million dollars ($500,000,000.00); or (b) is reasonably acceptable to Seller as having a verifiable creditworthiness and Net Worth sufficient to secure Buyer’s Guarantor’s obligations under any guaranty issued pursuant to Section 8.2.

“Calculation Reconstitution Program” means the specific project to validate and integrate calculations and setpoints at Point Beach described in that certain Point Beach Nuclear Plant Calculation Review and Reconstruction Project Plan, CRR-PB-PP, Revision 3, dated January 27, 2006.

“Calendar Year” means a twelve-month period beginning January 1 and ending December 31.

“Capacity” means, on or as of any date of determination, a power generation unit’s capability to generate a specific amount of electrical energy at a given point in time.

“Change in Control” means any one or more of the following events that occurs with respect to Seller, or with respect to any Person which is a direct or indirect owner of a majority of the ownership interests in Seller: (i) a transfer of a majority of the ownership interests in Seller or such Person; (ii) a change in the general partner of any such Person; (iii) any consolidation or merger of Seller or any such Person in which Seller or such Person, as the case may be, is not the continuing or surviving entity, other than a consolidation or merger of a Person in which the holders of such Person’s ownership interests immediately before the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the equity of the surviving entity; or (iv) any other event or circumstance in which “control” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) of Seller or of any such Person is transferred to another Person.

“Change in Law” has the meaning set forth in Section 21.1.

“Claims” means all third party claims or actions, threatened or filed and, whether groundless, false, fraudulent or otherwise, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, reasonable attorneys’ fees and court costs.

“Communications Protocol” has the meaning set forth in Section 5.3(b)(i).

“CPNode” means the commercial pricing nodes established by the Transmission Provider for both Unit 1 and Unit 2 (as of the Effective Date, such nodes are WEC.PTBHGB1 (for Unit 1) and WEC.PTBHGB2 (for Unit 2)); provided, that if this Agreement only applies to one Unit, then the CPNode shall be the applicable commercial pricing node for such Unit.

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“CPT” or “Central Prevailing Time” means, with respect to any particular time in question, Central Standard Time or Central Daylight Time in effect at such time.

“Credit Rating” means, with respect to an entity, the rating assigned to such entity’s unsecured, senior long-term debt obligations (not supported by third party credit enhancements) by Moody’s or S&P or, in the event such rating is not assigned, then the issuer rating assigned by S&P or Moody’s with respect to such entity.

“CT” means the existing No. 2 fuel oil-fired combustion turbine generator located at the Facilities site.

“Delivered Energy” means, for any period of time, the sum of the Net Energy Output plus Replacement Energy delivered to the Delivery Point and confirmed by Buyer in accordance with the scheduling provisions in Exhibit H, part (b)(iii).

“Delivered Energy Charge” has the meaning set forth in Section 3.1(a).

“Delivered Energy Payment” has the meaning set forth in Section 3.1(a).

“Delivery Point” has the meaning set forth in Section 2.7.

“Derate” means an event or condition which causes the Net Energy Output to be less than [**] of the associated Buyer’s Capacity Amount (excluding the CT Capacity), or causes the MISO FinSched to be less than [**] of the associated Buyer’s Capacity Amount (excluding the CT Capacity), unless such event or condition resulting in a reduction in the MISO FinSched was agreed to by Buyer, excluding any ramp up or ramp down of the Facilities associated with Seller’s nuclear fuel management procedures scheduled in accordance with Section 5.1.

“Derate Notice” has the meaning set forth in Section 5.2.

“Designated Network Resource” or “DNR” means a resource deliverable to the Buyer’s Network Load designated as a “Network Resource” as defined under the applicable Transmission Provider Tariff and related documents. The term DNR shall apply to the Facilities and to the resource selected by Seller, and accepted by MISO as a WEPCO Designated Network Resource, and accepted by the applicable regional reliability council, to provide Replacement Capacity for Buyer in accordance with the terms and conditions of this Agreement.

“Dispatch Authority Function” means the Buyer’s Trading and Operations Group in its Wholesale Energy & Fuels department.

“Dispute” means any controversy, claim or dispute of whatsoever nature, arising out of or relating to this Agreement or the making, validity, execution, performance, discharge, termination, or breach hereof.

“Dispute Resolution Procedures” means the dispute resolution procedures for Disputes set forth in Article XIX.

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“Early Termination Date” has the meaning set forth in Section 10.2.

“Effective Capacity Requirements” has the meaning set forth in the definition of Accredited Capacity.

“Effective Date” means the Closing Date, as defined in the Asset Sale Agreement.

“Electric Reliability Organization” or “ERO” has the meaning set forth in 18 C.F.R. § 39.1.

“Energy” means electric energy expressed in MWh.

“Event of Default” has the meaning set forth in Section 10.1.

“Facilities” means Point Beach excluding any Uprate not accepted by Buyer pursuant to Section 2.9(a); provided, that after the Unit 1 Termination Date (if not the same as the Unit 2 Termination Date), the term “Facilities” shall exclude Unit 1 for the remainder of the Term of this Agreement; provided, further, that if for any reason this Agreement terminates earlier with respect to Unit 2, but not Unit 1, then after the Unit 2 Termination Date, the term “Facilities” shall exclude Unit 2 for the remainder of the Term of this Agreement.

“FASB” means the Financial Accounting Standards Board.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Bilateral Transaction” has the meaning ascribed to such term by the Transmission Provider in the applicable Transmission Provider Tariff or related documents, as such relevant meaning or relevant term may be modified from time to time.

“Force Majeure” means any cause or occurrence beyond the reasonable control of and without the fault or negligence of the Party claiming Force Majeure which causes the Party to be unable to, or otherwise materially impairs its ability to, perform its obligations hereunder and which by the exercise of reasonable foresight such Party could not have been reasonably expected to avoid and could not have been prevented or avoided by such Party through the exercise of reasonable diligence. Subject to the foregoing, such causes or occurrences may include any acts of God; acts of the public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; civil disturbances; strikes, lockouts, work stoppages or other labor actions that affect the U.S. electric generation or utility industry as a whole, including operation of the Facilities; shutdowns or reductions in the Facilities’ output or capabilities required, caused by, or related to directives, orders or requirements of the NRC or any other Governing Authority that affect the U.S. nuclear generation industry as a whole; shutdowns or reductions in the Facilities’ output directly related to the Calculation Reconstitution Program, but only if such shutdown or reduction occurs 12 months after the Effective Date; and any other cause, whether of the kind herein enumerated or otherwise, which, despite all reasonable efforts of such Party to prevent or mitigate its effects, prevents or delays the performance of a Party, or prevents the obtaining of the benefits of performance by the other Party, and is not within the control of the Party claiming excuse. The following acts, events

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or causes shall in no event constitute an event of Force Majeure: (i) any lack of profitability to a Party or any losses incurred by a Party or any other financial consideration of a Party; (ii) unavailability of funds or financing; (iii) an event caused by conditions of national or local economics or markets; (iv) any failure of equipment which is not itself directly caused by an event which would otherwise independently constitute a Force Majeure; (v) strikes, lockouts, work stoppages or other labor actions that affect the operation of the Facilities but do not affect the U.S. electric generation or utility industry as a whole; (vi) changes in market conditions that affect the cost or availability of equipment, materials, supplies or services, including the Facilities’ fuel supply or the cost of power from resources other than the Facilities; (vii) failures of third parties, unless such failures are caused by an event which would otherwise constitute a Force Majeure event hereunder, if experienced by a Party and the Party claiming Force Majeure is relying on such third party in order to discharge any of such Party’s duties or obligations hereunder; (viii) climatic temperature and humidity conditions; and (ix) shutdowns or reductions in the Facilities output or capabilities required, caused by, or related to, directives, orders or requirements of the NRC or any other Governing Authority that do not apply to the U.S. nuclear electric generation industry as a whole. The curtailment, unavailability or interruption of transmission service shall not constitute a Force Majeure event unless the Transmission Provider directs the curtailment or interruption of transmission service over all, or substantially all, of the transmission system owned and/or controlled by the Transmission Owner in the State of Wisconsin.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied, except as to consistency for mandated changes imposed by appropriate accountancy administrative bodies (including the FASB) or regulatory authorities.

“Generation Offer” has the meaning ascribed to such term by MISO in the applicable Transmission Provider Tariff or related documents, as such relevant meaning or relevant term may be modified from time to time.

“Governing Authority” means the federal government of the United States, and any state, county or local government, and any regulatory department, body, political subdivision, commission, bureau, administration, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority of any of the foregoing (including, without limitation, any corporation or other entity owned or controlled by any of the foregoing), MISO, ERO, NRC, any other regional reliability council, the Transmission Provider and any other regional transmission organization, in each case having jurisdiction over any or all of the Parties, the Facilities or the Transmission Provider’s transmission system, whether acting under express or delegated authority.

“Gross Receipts Tax” means the tax imposed by the State of Wisconsin pursuant to Sections 76.28 and 76.29 of the Wisconsin Statutes as amended.

“Gross Receipts Tax Payment” has the meaning set forth in Section 20.3(d).

“Indemnified Person” has the meaning set forth in Section 12.5.

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“Indemnifying Person” has the meaning set forth in Section 12.5.

“Insufficient Credit Status” means, as to Buyer or Seller, or if Buyer is providing collateral in the form of a guaranty, the Buyer’s Guarantor, or if Seller is providing collateral in the form of a guaranty, Seller’s Guarantor, that: (a) such Person does not have a Credit Rating or such Person’s Credit Rating is not Investment Grade or is determined by either Moody’s or S&P to not be Investment Grade; or (b) the maturity of any indebtedness of such Person which in the aggregate exceeds one hundred million dollars ($100,000,000) or five percent of the shareholders’ equity of such Person, whichever is less, is accelerated by the holder or holders thereof as a result of a default thereunder, or such holders have the right to accelerate such indebtedness (without regard to any requirements relating to notice, the passage of time or both) as a result of a payment default or a default with respect to a failure by Buyer or Seller (or Buyer’s Guarantor or Seller’s Guarantor), as applicable, to comply with a financial covenant.

“Interconnection Agreement” means the Generation Transmission Interconnection Agreement by and between Buyer and ATC dated as of November 1, 2000, as revised by the Second Revision issued on January 2, 2002.

“Investment Grade” means a Credit Rating of at least BBB- by S&P and Baa3 by Moody’s; provided, that if an entity is rated by only S&P or Moody’s, as applicable, then such Credit Rating shall be at least the rating stated above by S&P or Moody’s, as applicable. In the event that a Credit Rating from one of S&P or Moody’s is at or above Investment Grade and the Credit Rating from the other rating agency is below Investment Grade with respect to a Person or its obligations, then such Person and its obligations shall be considered to not have an Investment Grade Credit Rating.

“Law” means any federal, state and local laws, statutes, regulations, rules, codes, orders, judgments, decrees or ordinances enacted, adopted, issued or promulgated by any Governing Authority, including any Authorizations issued to a Party or by which a Party or the Facilities may be bound (including any of the foregoing pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or any published directive, guideline, requirement or other governmental restriction which has the force of law or any determination by, or interpretation of, any of the foregoing by any Governing Authority, binding on a given Person in a relevant jurisdiction.

“Letter of Credit” means an irrevocable standby letter of credit, substantially in the form attached hereto as Exhibit F and which (i) is issued by a U.S. commercial bank or the U.S. branch of a foreign bank with total assets of at least ten billion U.S. dollars ($10,000,000,000) having a Credit Rating of A- or higher by S&P or A3 or higher by Moody’s; and (ii) permits presentation for drawing at a bank located in Milwaukee, Wisconsin.

“LMP” means the “Locational Marginal Price” at the relevant CPNode for the relevant hour(s) and day(s) for the MISO Day-Ahead Market or MISO Real-Time Market, as applicable, as posted by the Transmission Provider.

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“Local Capacity Resource” has the meaning set forth in the Transmission Provider Tariff.

“MAIN Guide No. 3A Standards” means the standards attached as Exhibit I.

“Maintenance Schedule” has the meaning set forth in Section 5.1(a).

“Metering Devices” has the meaning set forth in Section 6.1(a).

“MISO” means the Midwest Independent Transmission System Operator, Inc.

“MISO Day-Ahead Market” means the Day-Ahead Market as defined in the applicable Transmission Provider Tariff.

“MISO FinSched” means a Financial Bilateral Transaction for a given Operating Day that is subsequently settled in the MISO Day Ahead Market with a source point, delivery point and sink point at the CPNode.

“MISO FinSched Energy” means the quantity of MWh Scheduled on MISO FinScheds for a given Operating Day.

“MISO Market” means the MISO Real-Time Market or the MISO Day-Ahead Market.

“MISO Market Time” means Eastern Standard Time or as otherwise set forth in the Transmission Provider Tariff.

“MISO Real-Time Market” means the Real-Time Market as defined in the applicable Transmission Provider Tariff.

“Module E” has the meaning set forth in the definition of Accredited Capacity.

“Moody’s” means Moody’s Investor Services, Inc.

“MW” means a megawatt.

“MWh” means megawatt-hours.

“NEIL” means Nuclear Electric Insurance Limited.

“NERC” means the North American Electric Reliability Council.

“Net Energy Output” means, for any hour during a Billing Cycle and with respect to the Facilities (excluding the CT), (a) if the Facilities (excluding the CT) are operating, total Energy output of the Facilities (excluding the CT) as measured at the Delivery Point, less Station Service Load (provided such Station Service Load is netted as provided in Section 2.12), which amounts shall be calculated at the applicable Metering Devices, multiplied by a fraction, the numerator of which is the Capacity of the Facilities (excluding the CT) and the denominator of which is the sum of (i) the Capacity of the Facilities (excluding the CT) and (ii) the Capacity of any Uprate not accepted by Buyer pursuant to Section 2.9(a) (provided that Net Energy Output can in no event be less than zero), or (b) if the Facilities (excluding

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the CT) are not operating, zero. For the avoidance of doubt, all Energy generated by the Units must first satisfy Buyer’s Energy Amount before any Energy from the Units is made available to third parties.

“Net Worth” means the dollar value calculated by subtracting liabilities from total assets (excluding goodwill and other intangible assets described in FASB Statement 142) as such terms are determined in accordance with GAAP.

“Network Load” has the meaning set forth in the Transmission Provider Tariff.

“Non-Defaulting Party” has the meaning set forth in Section 10.2.

“Notice Time” means the time no later than two (2) hours prior to the deadline for submission to the Transmission Provider of Generation Offers for the next Operating Day.

“NRC” means the United States Nuclear Regulatory Commission.

“Off-Peak” means all hours that are not On-Peak hours.

“Offer” has the meaning given such term in Section 2.10.

“On-Peak” means hour ending 0700 CPT through hour ending 2200 CPT, Monday through Friday, excluding NERC holidays.

“Operating Contact” has the meaning set forth in Section 14.2.

“Operating Day” has the meaning ascribed to such term by MISO in the applicable Transmission Provider Tariff or related documents, as such relevant meaning or relevant term may be modified from time to time.

“Party” has the meaning set forth in the preamble hereto.

“Peak Adjustment Payment” has the meaning set forth in Section 3.2.

“Peak Period” has the meaning set forth in Exhibit G.

“Performance Test” has the meaning set forth in Section 5.3(d)(ii).

“Permitted Assignee” has the meaning set forth in Section 18.2.

“Person” means any legal or natural person, including any individual, corporation, partnership, limited liability company, joint stock company, association, joint venture, trust, Governing Authority or international body or agency, or other entity.

“Planned Uprate” means the extended power uprate, based on licensing and engineering evaluations completed by Westinghouse Electric Company (nuclear steam supply system supplier for Point Beach), Stone & Webster Engineering Corporation, and Siemens-Westinghouse (turbine-generator original equipment manufacturer), designed to

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increase the reactor thermal output of each Unit by approximately 8.6% (or approximately 45 MWe per Unit).

“Point Beach” has the meaning given such term in the second recital to this Agreement.

“Prime Rate” means, for any period, the rate per annum expressed as a daily percentage, in effect on the first day of such period, as published from time to time in the money rates section of The Wall Street Journal representing the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks. If for any reason such rate is not available, “Prime Rate” means the rate per annum which JPMorgan Chase Bank announces in New York from time-to-time as its prime or base lending rate for corporate customers.

“Proprietary Information” has the meaning set forth in Section 16.2.

“Prudent Utility Practice” means any applicable practices, methods and acts engaged in or approved by a significant portion of (a) as to Seller, the nuclear power electric generating industry in the United States of America, or (b) as to Buyer, the electric utility industry in the United States of America, during the relevant time period, or the practices, methods and acts which, in the exercise of reasonable judgment by a prudent nuclear operator (or prudent utility operator, if applicable to Buyer) in light of the facts known or which should reasonably have been known at the time the decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, safety, expedition and the requirements of any Governing Authority having jurisdiction. “Prudent Utility Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to the acceptable practices, methods or acts generally accepted (a) as to Seller, by the nuclear power electric generating industry in the United States of America or (b) as to Buyer, by the electric utility industry in the United States of America.

“PSCW” means the Public Service Commission of Wisconsin.

“Reactive Power” means the reactive power capability of the Facilities as set forth in the Interconnection Agreement.

“Related Entity” has the meaning set forth in Section 18.2(c).

“Replacement Capacity” means, at any time, Accredited Capacity supplied to Buyer by Seller from any DNR (other than the Facilities) or from any other generation resource satisfying the requirements of a Local Capacity Resource associated with Buyer’s Network Load (other than the Facilities) to fulfill, in whole or in part, Seller’s obligation to supply Accredited Capacity under this Agreement. Replacement Capacity, when combined with Accredited Capacity from the Facilities, shall not exceed the Buyer’s Capacity Amount. In addition, Replacement Capacity shall (a) not be committed for sale to any third party, and (b) be accredited at all times to serve Buyer’s Capacity requirements.

“Replacement Energy” means, at any time, Energy supplied to Buyer by Seller from any resource other than the Facilities to fulfill, in part or in whole, Seller’s obligation hereunder

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to deliver Energy which, when combined with the Net Energy Output of the Facilities, shall not exceed the Buyer’s Energy Amount applicable to Buyer at such time under this Agreement.

“S&P” means Standard & Poor’s Ratings Group (A Division of The McGraw-Hill Companies).

“SCADA” means supervisory, control and data acquisition technology and equipment.

“Schedule”, “Scheduled” or “Scheduling” means the actions of Seller, Buyer and/or their designated representatives, of notifying, requesting and confirming to each other and to any third party the quantity and type of Energy to be delivered on any Operating Day (a) submitted to MISO by Seller as Seller’s Generation Offer from the Facilities for a relevant Operating Day during the Term pursuant to this Agreement, or (b) submitted to MISO by Seller and accepted by Buyer as a Financial Bilateral Transaction for a relevant Operating Day during the Term pursuant to this Agreement.

“Scheduled Maintenance Outage” has the meaning set forth in Section 5.1(a).

“Seller” has the meaning set forth in the preamble hereto.

“Seller Performance Security” means the performance security required to be posted by Seller pursuant to Section 8.1.

“Seller’s Guarantor” means a Person that, at the time of the execution and delivery of the Seller’s Guaranty, is a direct or indirect owner of Seller and (a) has an Investment Grade Credit Rating and a consolidated Net Worth of at least five hundred million dollars ($500,000,000.00); or (b) is reasonably acceptable to Buyer as having a verifiable creditworthiness and Net Worth sufficient to secure Seller’s Guarantor’s obligations under the Seller’s Guaranty.

“Seller’s Guaranty” has the meaning set forth in Section 8.1.

“Senior Executives” has the meaning set forth in Section 19.2.

“Senior Financial Officer” means an officer of Seller or of an Affiliate of Seller having financial and accounting expertise reasonably satisfactory to Buyer.

“Station Service Load” means all electric service requirements used in connection with the operation and maintenance of the Facilities and any improvements thereto, including auxiliary, stand-by, supplemental, back-up maintenance and interruptible power.

“Target Capacity Factor” means [**].

“Tax” means (i) any tax (including but not limited to franchise tax), charge, fee, levy or other assessment imposed by any Governing Authority and based on or measured with respect to net income or profits, including any interest, penalties or additions attributable or imposed with respect thereto, and (ii) any other tax, charge, levy, fee or other assessment

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imposed by any Governing Authority, including any transfer, gross receipts, sales, use, service, occupation, ad valorem, property, payroll, personal property, excise, severance, premium, stamp, documentary, license, registration, social security, employment, unemployment, disability, environmental (including but not limited to taxes under Section 59A of the Internal Revenue Code of 1986), add-on, value added, withholding (whether payable directly or by withholding and whether or not requiring the filing of a tax return therefor), commercial rent and occupancy tax, and (iii) any estimated tax, deficiency assessment, interest, penalties and additions to tax or additional amounts in connection with any of the foregoing, imposed by any Governing Authority; provided, that “Tax” does not include any Gross Receipts Tax.

“Term” means the period from and after the Effective Date to and including the date and time of the later of the Unit 1 Termination Date or the Unit 2 Termination Date.

“Transferee” has the meaning set forth in Section 16.1.

“Transferor” has the meaning set forth in Section 16.1.

“Transmission Owner” means ATC.

“Transmission Provider” means MISO with respect to its function as the regional transmission organization and/or with respect to its function as market operator of the MISO Market, as applicable; in the event either of such functions is performed by a separate entity, “Transmission Provider” shall refer to such entity as and where applicable in this Agreement.

“Transmission Provider Tariff” means the “Open Access Transmission and Energy Market Tariff for the Midwest Independent Transmission System Operator, Inc.,” or any tariff of a successor to the MISO, and any related procedures or rules published by the Transmission Provider, including the “Business Practice Manual” related thereto.

“Unit” means Unit 1 or Unit 2.

“Unit 1” means Point Beach Nuclear Plant Unit 1 and related facilities as more specifically described in the Asset Sale Agreement.

“Unit 1 Termination Date” has the meaning set forth in Section 13.1.

“Unit 2” means Point Beach Nuclear Plant Unit 2 and related facilities as more specifically described in the Asset Sale Agreement.

“Unit 2 Termination Date” has the meaning set forth in Section 13.1.

“Unscheduled Outage” means any Derate of the Facilities other than a Scheduled Maintenance Outage.

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“Uprate” means, with respect to each Unit, an increase in the maximum thermal power level at which such Unit may operate under its NRC license as such license may be amended after the date hereof.

“VAR” or “VARs” means Volt-Amps-Reactive, a measure of reactive power.

“Variable Interest Entity” or “VIE” has the meaning set forth in the FASB Interpretation No. 46 (Revised December 2003) as issued and amended from time to time by FASB.

“Weekly Schedule” has the meaning set forth in Section 2.4(a).

“Wisconsin Energy Group” means the collective group of companies identified as affiliates in the most recent Form 10-K filed at the U.S. Securities and Exchange Commission by Wisconsin Energy Corporation.

“Worker’s Compensation Laws” means all Laws relating to employment-related accidents and diseases and the benefits, insurance and other compensation required in relation thereto.

1.2. Rules of Interpretation

In this Agreement and in any Appendices, Exhibits or Schedules attached hereto, except to the extent that the context requires otherwise:

(a)	The Table of Contents and the headings of the Articles and Sections herein have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof;

(b)	The singular includes the plural and the masculine includes the feminine and neuter unless the context requires otherwise;

(c)	References to any document, agreement or Law, including this Agreement, shall be deemed to include references to (i) all appendices, exhibits, and schedules attached thereto and (ii) such document, agreement or Law as amended, modified, supplemented, replaced or restated from time to time in accordance with its terms (if applicable) and (where applicable) subject to compliance with the requirements set forth therein;

(d)	The Exhibits hereto are incorporated herein by this reference and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of an Exhibit and the terms of the remainder of this Agreement, the terms of the remainder of the Agreement shall take precedence;

(e)	References to “Articles,” “Sections,” clauses, “Paragraphs,” “Appendices,” “Exhibits,” or “Schedules,” are to articles, sections, clauses, paragraphs, appendices, exhibits or schedules of this Agreement;

(f)	All references to a particular Person shall include a reference to such Person’s successors and permitted assigns;

(g)	The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; the

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words “include,” “includes” or “including” shall mean “including, but not limited to;”

(h)	The term “day” shall mean a calendar day commencing at 12:00 a.m. CPT and whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day that is not a Business Day, the event shall be performed or the payment shall be made on the next succeeding Business Day; the term “week” shall mean a seven consecutive day period; the term “month” shall mean a calendar month; provided, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter; and the term “year” shall mean a Calendar Year; and

(i)	All monetary references contained herein refer to U.S. dollars.

1.3. Accounting Terms

All accounting terms used herein shall be construed in accordance with GAAP unless the context or use requires a different interpretation.

1.4. Legal Representation

This Agreement was negotiated and prepared by both Parties with the advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author or drafter of this Agreement or any part hereof.

ARTICLE II: PURCHASE OF CAPACITY, ENERGY, AND

ANCILLARY SERVICES

2.1. Capacity Sale and Purchase

Subject to the terms and conditions of this Agreement, Seller agrees to sell and supply to Buyer, and Buyer agrees to accept and purchase from Seller, all Accredited Capacity (i) from the Facilities for the duration of the Term and (ii) associated with Replacement Capacity that Seller supplies to Buyer pursuant to the terms of this Agreement. Furthermore, except as otherwise specifically provided for herein, Seller shall not sell or commit to sell the Capacity of the Facilities during the Term to any party other than Buyer.

2.2. Energy Sale and Purchase

(a)

Subject to the terms and conditions of this Agreement, for the duration of the Term, Seller shall sell and deliver to Buyer at the Delivery Point, and Buyer shall accept and purchase, (i) the Net Energy Output and (ii) all Replacement Energy that Seller delivers to Buyer pursuant to the terms of this Agreement. The amount of all Energy sold to Buyer as Scheduled by Seller and purchased by Buyer from Seller as confirmed by Buyer in accordance with Exhibit H, for any period of time, shall be the aggregate amount of Delivered Energy for such period of time. Furthermore, except as otherwise specifically provided for herein, Seller shall not

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sell or commit to sell the Net Energy Output during the Term to any party other than Buyer.

(b)	The Parties acknowledge and agree that any increases in Capacity, Energy or Ancillary Services from the Facilities (excluding the Energy (and Ancillary Services related thereto) from the CT), whether due to changes in ambient conditions or otherwise (other than that attributable to Uprates not accepted by Buyer in accordance with Sections 2.9(a) or (b), as applicable), are included in the Buyer’s Capacity Amount and Net Energy Output to be provided hereunder.

2.3. Ancillary Services

(a)	The sale of Capacity and Energy hereunder from the Facilities (or in respect of any Replacement Capacity as provided in Section 2.4(c)) to Buyer shall include the Ancillary Services associated with such Capacity and Energy from the Facilities (or in respect of any Replacement Capacity as provided in Section 2.4(c)). Seller agrees to provide and/or execute any documents or agreements necessary to transfer to Buyer any revenue and any other benefits and rights received from third parties by Seller in providing such Ancillary Services. For all periods during which such documents and agreements are not in effect, Seller agrees to credit to Buyer such revenues as provided in Section 3.1(b) until such time as an agreement is executed. Further, to the extent permitted by Law, Seller hereby assigns and delegates to Buyer all rights and obligations Seller may have to reach agreement with the Transmission Provider or Transmission Owner, as applicable, as to the appropriate entitlement of revenues for Ancillary Services provided by the Facilities (or in respect of any Replacement Capacity as provided in Section 2.4(c)) under the applicable Transmission Provider Tariff and/or under the Interconnection Agreement, as applicable.

(b)	To the extent that Seller’s unexcused failure to deliver Ancillary Services to Buyer results in any increased cost, damage or penalty incurred by Buyer, Seller shall reimburse Buyer for any such increased cost, damage or penalty within 10 Business Days of invoice receipt therefor. Any invoice submitted by Buyer to Seller pursuant to this Section 2.3(b) shall include a written statement explaining in reasonable detail the calculation of the amount owed by Seller. The amount of such cost, damages or penalty to be reimbursed shall not exceed an amount equal to the increased costs or penalties actually incurred by Buyer. Notwithstanding the preceding sentence, in the event that during the Term there exists a market for the purchase and sale of Ancillary Services, then (i) if Seller fails to provide an Ancillary Service required to be delivered hereunder from the Facilities, Seller shall use commercially reasonable efforts to provide Buyer with a replacement for such Ancillary Service and (ii) if Seller is unsuccessful in satisfying its obligation under clause (i), Seller shall reimburse Buyer for the market-clearing price for such undelivered Ancillary Service.

(c)	Notwithstanding the foregoing, in no event shall Seller be required to reduce its Net Energy Output below the Energy associated with the Target Capacity Factor for the purpose of providing Ancillary Services to Buyer.

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2.4 Replacement Energy and Replacement Capacity

(a)	Replacement Energy. Subject to the provisions of this Agreement, Seller may provide Buyer with Replacement Energy as set forth below in this Section 2.4(a) during a Scheduled Maintenance Outage or an Unscheduled Outage, but only to the extent of any associated Derate. Seller may provide Replacement Energy from a source that differs from the DNR selected by Seller to supply Replacement Capacity, if any.

(i)	Unscheduled Outage Replacement Energy Notices

If the event or condition constituting the Derate is an Unscheduled Outage, Seller shall telephonically notify the Dispatch Authority Function of Seller’s election in accordance with Section 2.4(a)(iii) below (to provide or not to provide Replacement Energy) as soon as practicable but no later than the Notice Time on the day following the day the Derate commenced with confirmation (by email or facsimile) within 24 hours. Seller’s election shall be effective based on a “Weekly Schedule”, which means seven consecutive days beginning at 00:00 MISO Market Time on any day of the week following the appropriate Notice Time and ending at 23:59 MISO Market Time on the seventh day. Seller shall provide Buyer notice of its intent to continue or discontinue its Replacement Energy election no later than two (2) Business Days prior to the commencement of the applicable Weekly Schedule.

(ii)	Scheduled Maintenance Replacement Energy Notices

If the event or condition constituting the Derate is a Scheduled Maintenance Outage, Seller shall telephonically notify the Dispatch Authority Function of Seller’s election in accordance with Section 2.4(a)(iii) below to provide or not to provide Replacement Energy no later than two (2) Business Days prior to the scheduled commencement of such Scheduled Maintenance Outage with confirmation (by email or facsimile) within 24 hours. Seller’s election shall be effective based on a Weekly Schedule. Seller shall provide Buyer notice of its intent to continue or discontinue its Replacement Energy election no later than two (2) Business Days prior to the commencement of the applicable Weekly Schedule.

(iii)	Replacement Energy Scheduling

Any Replacement Energy Scheduled hereunder shall be Scheduled in accordance with Article IV, subject to the following: Replacement Energy may only be Scheduled and delivered on a continuous basis in either (A) a single, fixed quantity or (B) a quantity varied to reflect expected changes in the Net Energy Output (e.g., changes in output or ramp rates or expected resolution of outages with respect to the Facilities) such that the aggregate of such Replacement Energy and the Net Energy Output will result in a single, fixed quantity.

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(b)	Replacement Capacity

(i)	Subject to the provisions of this Agreement, if at any time the Accredited Capacity of the Facilities is less than the Buyer’s Capacity Amount, then Seller may provide Buyer with Replacement Capacity but only to the extent that the Accredited Capacity of the Facilities is less than the Buyer’s Capacity Amount. In no event shall Seller provide Replacement Capacity for a period of less than 12 months; provided, that if the MISO market provides for a capacity product of less than 12 months, Seller may provide Replacement Capacity for such shorter period of capacity product, but in no event less than one month or less than the Peak Period in the event Accredited Capacity is unavailable for any month in the applicable Peak Period; provided, further, that if the applicable regional reliability council or any other Governing Authority requires Replacement Capacity to be provided for a period of time greater than as set forth in the preceding proviso in order for such Replacement Capacity to be deemed Accredited Capacity, then Seller may only provide Replacement Capacity for a period no less than as mandated by such Governing Authority. Seller shall notify the Dispatch Authority Function of the source of such Replacement Capacity as soon as practicable. Subject to the terms of this Agreement, if at any time Seller does not deliver Accredited Capacity from the Facilities or Replacement Capacity, in either case in an amount equal to Buyer’s Capacity Amount, Seller shall be required to pay Buyer liquidated damages equal to [**] (“Accredited Capacity Liquidated Damages”) for each MW-month (or portion thereof) of each such shortfall. At Buyer’s election, Seller shall be required to pay Accredited Capacity Liquidated Damages within five (5) Business Days of invoice receipt therefor.

(ii)	The amount, if any, by which the Accredited Capacity Liquidated Damages incurred in any calendar month exceed the Delivered Energy Payment due and payable for such month is referred to as the “Monthly Excess Accredited Capacity Liquidated Damages Amount”. In no event shall the sum of the Monthly Excess Accredited Capacity Liquidated Damages Amounts accrued during any Calendar Year exceed [**].

(c)	When supplying Replacement Capacity, to the extent there are Ancillary Services associated with the Replacement Capacity obtained by Seller, Seller shall supply such Ancillary Services to Buyer at no additional cost or expense to Buyer.

2.5. Financial Transmission Rights

Buyer shall be entitled to all financial transmission rights and all other rights and benefits with and from the Transmission Provider associated with the Capacity, Energy and Ancillary Services being purchased from the Facilities. Seller shall cooperate in good faith with Buyer to ensure that such financial transmission rights and other rights and benefits are effectively assigned and transferred to Buyer at no additional cost to Buyer. Further, Seller hereby assigns and delegates to Buyer all rights and obligations Seller may have to reach agreement with the Transmission Provider as to the appropriate entitlement of such financial transmission rights under the applicable Transmission Provider Tariff.

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2.6. Title and Risk of Loss

Title to and risk of loss related to the Capacity, Energy and Ancillary Services being purchased hereunder shall transfer from Seller to Buyer at the Delivery Point. Seller warrants that it will deliver to Buyer such Capacity, Energy and Ancillary Services free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any Person.

2.7. Delivery Point

The “Delivery Point” for Energy (including Replacement Energy) delivered pursuant to this Agreement is the CPNode.

2.8. Capacity Accreditation

Seller shall, at its sole cost and expense, take all reasonable actions required to cause the Buyer’s Capacity Amount and any Replacement Capacity to be Accredited Capacity, including the satisfaction of all applicable requirements to establish and maintain the DNR status (as defined under the applicable Transmission Provider Tariff and acceptable to the applicable regional reliability council and the Transmission Provider, as applicable), and including Local Capacity Resource status in relation to Buyer’s Network Load, of the Facilities or the source of the Replacement Capacity for Buyer.

2.9. Uprates

(a) (i)	Seller shall use its commercially reasonable efforts to complete the Planned Uprate by June 1, 2012; provided, however, that Seller shall have the right, consistent with Prudent Utility Practice, to change the date for the completion of the Planned Uprate so long as Seller provides Buyer with advance written notice of such change no later than June 1, 2010 and at least two years prior to the expected completion date of the Planned Uprate. Upon completion of the Planned Uprate the actual Capacity increase associated with the Planned Uprate, as determined by Performance Tests pursuant to Section 5.3(d)(ii), shall become a part of the Buyer’s Capacity Amount, and Exhibit B shall be adjusted to include the increase in Capacity related to such Planned Uprate. The procedures for Uprates described in Section 2.9(b) shall not apply to the Planned Uprate. The Planned Uprate shall not be included in Delivered Energy until the transmission upgrades, if any, required for the Planned Uprate have been completed in accordance with the applicable transmission studies performed by ATC and/or MISO.

(ii)	Any transmission upgrade costs to be assessed upon Seller as a direct result of the Capacity increase of the Planned Uprate (the “Planned Uprate Transmission Upgrade Costs”) shall be reimbursed by Buyer. Buyer’s payment therefor shall be due within 10 days after Seller’s actual payment of such costs and the receipt by Buyer of an invoice for such payment together with documentation setting forth such Planned Uprate Transmission Upgrade Costs in reasonable detail.

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(iii)	Notwithstanding subsection (ii), Buyer may, in its discretion, by written notice to Seller, within 120 days after receipt of notification of the amount of such Planned Uprate Transmission Upgrade Costs to be assessed upon Seller, decline to accept the Capacity, Energy and Ancillary Services of the Planned Uprate under this Agreement, in which case Buyer shall not be obligated to purchase any of such products associated with the Planned Uprate or to reimburse Seller for any such Planned Upgrade Transmission Upgrade Costs. In the event that Buyer declines the Planned Uprate as provided above, Seller shall have the right to sell to any third party the incremental Capacity, Energy and associated Ancillary Services generated at the Facilities as a direct result of the Planned Uprate; provided, that all Energy generated by the Units must first satisfy Buyer’s Energy Amount before any Energy from the Units is made available to third parties.

(iv)	In the event of any Uprate project proposed by Seller that consists both of the Planned Uprate and any other Uprate, Seller shall cause one or more transmission studies to be performed that separately identify the transmission requirements and associated costs for the Planned Uprate and any such other Uprate proposed by Seller. The transmission costs associated with the Planned Uprate shall be determined based on a transmission study that assumes no other Uprate has been or will be completed.

(b)	Seller agrees to sell and Buyer agrees to purchase any Capacity, Energy and Ancillary Services related to any Uprate (other than the Planned Uprate) upon the same terms and conditions as provided in this Agreement, effective upon the completion of any such Uprate; provided, however, Buyer may, by written notice to Seller, within 120 days after receipt of notification of the amount of such transmission costs to be assessed upon Seller, decline to purchase the Capacity, Energy and Ancillary Services of any such Uprate that Buyer determines, in its discretion, would either (1) cause transmission disruptions or impose incremental transmission costs on the Buyer or (2) materially diminish the capacity factor of the Facilities, in which case Buyer shall not be obligated to purchase any such products from such Uprate. Unless Buyer declines such Uprate as provided above, the Parties shall promptly adjust the Buyer’s Capacity Amount on Exhibit B to account for the Capacity of such Uprate, as determined pursuant to Performance Tests pursuant to Section 5.3(d)(ii), to take effect upon the completion of such Uprate. An Uprate (other than the Planned Uprate) shall not be included as Delivered Energy until the transmission upgrades, if any, required for such Uprate have been completed in accordance with the applicable transmission studies performed by ATC and/or MISO. In the event that Buyer declines any Uprate as provided above, Seller shall have the right to sell to any third party the incremental Capacity, Energy and associated Ancillary Services generated at the Facilities as a direct result of such Uprate not accepted by the Buyer; provided, that all Energy generated by the Units must first satisfy Buyer’s Energy Amount before any Energy from the Units is made available to third parties.

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(c)	Notwithstanding anything to the contrary in this Agreement, changes to the Buyer’s Capacity Amount resulting from the Planned Uprate or any other Uprate shall be conditioned upon the receipt of all requisite regulatory approvals, applicable to such Planned Uprate or any other Uprate, by the Party to whom such regulatory approvals apply.

(d)	In the event any Uprate is not accepted by Buyer, then Net Energy Output shall be provided as follows: (i) Buyer shall first receive Buyer’s Energy Amount; (ii) Seller shall receive an amount of Energy associated with any unaccepted Uprate second; and (iii) if any of the Net Energy Output exceeds the sum of (i) and (ii) above, such additional Energy shall be prorated as provided in the definition of Net Energy Output.

2.10. Right of First Offer

Except as otherwise specifically provided for in this Agreement, during the Term, Seller shall not have the right to sell or otherwise transfer any Capacity, Energy or Ancillary Services from the Facilities to another Person (whether by way of a power purchase agreement or otherwise) without first offering (the “Offer”), subject to all requisite regulatory approvals, such Capacity, Energy or Ancillary Services to the Buyer at least 18 months prior to the Unit 1 Termination Date and at least 18 months prior to the Unit 2 Termination Date. Such Offer shall be for the full output of the Unit (including any Uprate affected during the Term), made in the form of a proposed contract to the Buyer and shall be open for acceptance to the Buyer for a period of ninety (90) days. In the event the Buyer accepts such Offer, the Seller and Buyer shall proceed to the execution of such proposed contract in an expeditious manner; provided, Buyer must procure all of its requisite regulatory approvals at least six (6) months prior to the Unit 1 Termination Date or Unit 2 Termination Date, as applicable, or such Offer shall be deemed to have expired.

2.11. Reactive Power

Without limiting the general application of Section 2.3:

(a)	Seller agrees that it shall not have any rights to the production or absorption, if applicable, of Reactive Power and that Seller shall, consistent with the requirements of any Governing Authority, not operate the Facilities to produce real power at a level or in a manner that compromises its ability to operate the Facilities to produce or absorb, if applicable, Reactive Power to maintain the output voltage or power factor at the applicable CPNode in any agreement governing Seller’s obligation to produce or absorb, if applicable, Reactive Power consistent with the Interconnection Agreement.

(b)

If requested by the Transmission Provider, without additional charge under this Agreement, Seller shall adjust Reactive Power (as so requested), subject to Prudent Utility Practice. As between the Parties, Buyer shall have the right to receive any compensation paid by any third party for Reactive Power (including for any increases in reactive power output or capability of the Facilities after the Effective Date) produced or absorbed by the Facilities. Any disagreement about

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the amount of such compensation shall be resolved in accordance with the Dispute Resolution Procedures.

2.12. Station Service

During any period in which any Unit is operating, Seller shall be permitted to satisfy the Station Service Load using Energy generated by any such Unit. If Seller is not able to self-supply Energy to satisfy Station Service Load, Seller shall compensate Buyer for Energy to serve the Station Service Load at the MISO Real-Time Market LMP for the appropriate CPNode, including any transmission or settlement charges associated with such Energy, during any period of time in which the Facilities are not operating or are not generating sufficient Energy to meet the Station Service Load of the Facilities. In the event that any fees, damages, penalties or transmission charges are assessed against Buyer by any Governing Authority in connection with the Station Service Load or any Energy obtained to serve the Station Service Load, Seller shall reimburse Buyer for such fees, damages, penalties or transmission charges within 10 Business Days of invoice receipt therefor. Any invoice submitted by Buyer to Seller pursuant to this Section 2.12 shall include a written statement explaining in reasonable detail the calculation of the amount due from Seller. As of the date of execution of this Agreement, the Station Service Load related to each Unit is calculated as approximately five MW. In the event such amount is materially changed for any reason, Seller shall give Buyer prompt written notice of such change.

2.13. CT Capacity

The CT Capacity shall be provided by the Seller to the Buyer under this Agreement as part of the Accredited Capacity delivered from the Facilities. Seller shall be responsible for all costs associated with the CT in Seller’s operation and maintenance of the Facilities as provided herein, and the operation and maintenance of the CT and the provision to Buyer of the Accredited Capacity therefrom will not result in any additional cost to the Buyer. Seller shall use commercially reasonable efforts to ensure that the Accredited Capacity associated with the CT shall be at least fifteen (15) MW during the Peak Period. Seller is responsible for all payments to (and is entitled to all revenue from) Transmission Provider associated with the dispatch of Energy from the CT. The Seller shall not replace or retire the CT without first giving to Buyer at least two (2) years prior written notice.

ARTICLE III: PAYMENTS

3.1. Purchase Payments

The amounts to be paid to the Seller by the Buyer for purchases of Capacity, Energy and Ancillary Services under this Agreement shall be determined as follows:

(a)

Delivered Energy Payment. With respect to each Billing Cycle, Buyer shall make a payment to Seller equal to the sum of (i) the product of: (A) the applicable “Delivered Energy Charge” set forth in Exhibit A; (B) the applicable Delivered Energy Charge Shaping Factor set forth in Exhibit C; and (C) the sum of the MISO FinSched Energy (on-peak and off-peak as appropriate) for the Operating Days in such Billing Cycle, and (ii) any Gross Receipts Tax Payment applicable

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to the invoice for such Billing Cycle (pursuant to Section 20.3(d))(each, a “Delivered Energy Payment”).

(b)	Ancillary Services. The Delivered Energy Payment includes payment for any and all Ancillary Services received by Buyer, and no additional payment from Buyer in respect thereof shall be due at any time. For the avoidance of doubt, Seller specifically agrees that it shall not be entitled to any payment for reactive power under this Agreement, notwithstanding its obligation to operate the Facilities in accordance with Section 2.10. Any and all revenues Seller receives from the Transmission Provider for Ancillary Services from the Facilities in each Billing Cycle shall be credited to Buyer and offset with any other payments due from Buyer to Seller under this Agreement (unless otherwise directly transferred to Buyer as provided in Section 2.3).

(c)	Accredited Capacity. The Delivered Energy Payment includes payment for any and all Accredited Capacity constituting Buyer’s Capacity Amount provided to Buyer under this Agreement based on the aggregate amount of Delivered Energy for such Billing Cycle, and no additional payment from Buyer in respect thereof shall be due at any time. The sole purchase price for such Accredited Capacity shall be the Delivered Energy Payment for such Delivered Energy. For the avoidance of doubt, no payment shall be owed by Buyer for Accredited Capacity if the Delivered Energy Payment for any Billing Cycle is zero; provided, however, that, notwithstanding the foregoing, Seller shall be obligated to provide Accredited Capacity as provided in this Agreement.

3.2. Peak Adjustment Payment

If applicable, Seller shall make a payment to Buyer as determined in accordance with Exhibit G (each, a “Peak Adjustment Payment”).

ARTICLE IV: SCHEDULING

4.1. Scheduling

Seller shall submit its Generation Offers and Financial Bilateral Transactions in accordance with applicable Transmission Provider rules and procedures and must offer Unit 1 and Unit 2 in the MISO Day-Ahead Market and the MISO Real-Time Market for dispatch as must run generation units with a dispatch minimum for each hour equal to no less than the full expected Net Energy Output of Unit 1 and Unit 2 (consistent with the Transmission Provider Tariff). Notwithstanding the foregoing, Seller shall have the option to not Schedule Energy from Unit 1 and/or Unit 2 in the MISO Day-Ahead Market in instances when Unit 1 and Unit 2 are being ramped up to return to service following a Scheduled Maintenance Outage or an Unscheduled Outage; provided, however, that Seller shall hold harmless, defend and indemnify Buyer from and against any charges or fees, including Revenue Sufficiency Guaranty (as defined in the Transmission Provider Tariff) charges, levied on Buyer as a result of Seller’s Scheduling in the MISO Real-Time Market. Seller shall offer the CT in the MISO Day-Ahead Market and the MISO Real-Time Market in accordance with the Transmission Provider Tariff. Exhibit H includes other scheduling provisions applicable to this Agreement.

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4.2. Failure to Schedule

(a)	If Seller fails to Schedule Energy (including Replacement Energy) in accordance with Section 2.4(a)(iv) or Section 4.1, as applicable, and such failure is not excused under the terms of this Agreement, then Seller shall pay to Buyer, within five (5) Business Days of receipt of an invoice therefor, an amount equal to (i) the MISO Day-Ahead Market LMP for such applicable period multiplied by the Energy that Seller failed to Schedule, plus any charges, penalties, damages, fees and other costs, including Transmission Provider charges, incurred by Buyer resulting from such failure, minus (ii) the amount of the Delivered Energy Payment that Buyer would have incurred under this Agreement had the Energy been Scheduled. Any invoice submitted by Buyer to Seller pursuant to this Section 4.2(a) shall include a written statement explaining in reasonable detail the calculation of the amount due from Seller.

(b)	If Buyer fails to Schedule Energy (including Replacement Energy) that is Scheduled by Seller in accordance with Exhibit H of this Agreement, and such failure is not excused under the terms of this Agreement, then Buyer shall pay to Seller, within five (5) Business Days of receipt of an invoice therefor, an amount equal to (i) the amount of the Delivered Energy Payment that Seller would have received under this Agreement had the Energy been Scheduled by Buyer, minus (ii) the MISO Day-Ahead Market LMP for such applicable period multiplied by the Energy that Buyer failed to Schedule, plus any charges, penalties, damages, fees and other costs, including Transmission Provider charges, incurred by Seller resulting from such failure. Any invoice submitted by Seller to Buyer pursuant to this Section 4.2(b) shall include a written statement explaining in reasonable detail the calculation of the amount due from Buyer.

ARTICLE V: MAINTENANCE AND OPERATION

5.1. Scheduled Maintenance

(a)	Scheduling Procedure.

Subject to subsection (b) below, Seller shall submit to Buyer a schedule of maintenance of the Facilities (each, a “Maintenance Schedule” and each item thereon a “Scheduled Maintenance Outage”) for each Calendar Year and a projection of scheduled outages for the following four years thereafter no later than twelve (12) months before the beginning of any year (or not later than three (3) months prior to the deadline for submittal of any such schedule to the Transmission Provider or any other applicable Governing Authority, if earlier); except that within thirty (30) days following the Effective Date, Seller shall submit to Buyer a Maintenance Schedule for the remainder of the Calendar Year in which the Effective Date occurs and for the following Calendar Year. Each Maintenance Schedule shall meet the requirements set forth in Section 5.1(b).

Within thirty (30) days of receipt of such Maintenance Schedule, Buyer may request reasonable modifications therein to the extent the requested modifications are not contrary to Prudent Utility Practice. Subject to subsection (b) below,

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Buyer and Seller shall work together to schedule Scheduled Maintenance Outages to meet their mutual requirements and the requirements of the Transmission Provider and/or Transmission Owner, it being understood that Buyer shall consider, among other things, its reserve requirements, energy delivery commitments, costs of replacement power and other generating resources and expected loads in requesting such reasonable modifications; provided, that in the event of a disagreement, such scheduling shall be resolved by the Administrative Committee. All Scheduled Maintenance Outages shall be of a duration that is no longer than that reasonably necessary to carry out the required maintenance activities. Seller shall provide notice to Buyer as soon as practicable but in any event no later than forty-eight (48) hours prior to the expected cessation of maintenance activities and shall promptly inform Buyer of the completion of such activities.

Scheduled Maintenance Outages for the subsequent three (3) year period of the Maintenance Schedule may only be rescheduled within a period of time from 30 days prior to the projected start of such Scheduled Maintenance Outage to 30 days after the projected end of such Scheduled Maintenance Outage; provided, however, that no Scheduled Maintenance Outage in such subsequent three (3) year period may be rescheduled so that all or any portion of such Scheduled Maintenance Outage falls within a different Calendar Year; and provided, further, that if Seller experiences an extended Unscheduled Outage and desires to move a Scheduled Maintenance Outage into a prior or subsequent Calendar Year, any such rescheduling shall require the consent of Buyer, not to be unreasonably withheld.

(b)	Limitations on Scheduled Maintenance Outages

Scheduled Maintenance Outages may not occur during the Peak Period.

5.2. Derate Notices

In the event of any Derate, Seller must notify the Dispatch Authority Function and the Balancing Authority Function telephonically of such Derate as soon as practicable after Seller becomes aware of the necessity or occurrence thereof (each, a “Derate Notice”), with written confirmation within 24 hours of such oral notice. During any ongoing Derate, Seller shall provide updates as often as practicable, but no less than daily, to the Dispatch Authority Function of the nature and expected duration of such Derate as well as the magnitude and timing of actual and expected output changes of the Facilities and such other information as may assist Buyer in assessing the reliability and expected quantity of output from the Facilities, and Seller shall provide the Dispatch Authority Function with oral notice (confirmed promptly by email or facsimile) as much prior notice as practicable of when the Derate is expected to be remedied.

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5.3. Operation

(a)	Operation

Seller shall manage, control, operate and maintain all parts of the Facilities in a manner consistent with Prudent Utility Practice and the terms and conditions of this Agreement and the Interconnection Agreement. As between the Parties, Seller shall bear the sole responsibility for complying with all applicable Laws associated with operating the Facilities, including all environmental, permitting and zoning requirements in effect during the Term of this Agreement.

(b)	Communications Protocol

(i)	Seller and Buyer have developed, or will develop within a reasonable period of time after the Effective Date, written communications procedures for the Facilities (the “Communications Protocol”), which include processes related to Seller’s interface with MISO, ATC, ERO and other Governing Authorities, operating communications between and among the Dispatch Authority Function and the Balancing Authority Function and testing procedures. The Communications Protocol is deemed incorporated herein by this reference.

(ii)	The Communications Protocol shall be reviewed by the Administrative Committee no less than annually and any mutually agreed changes shall be made. In the event the Parties are unable to agree upon any changes to the Communications Protocol, such disagreement shall be resolved in accordance with the Dispute Resolution Procedures.

(c)	Authorizations

Seller shall, at its own expense, acquire and maintain, comply with and, as necessary, renew and modify from time to time, any and all permits, licenses, approvals and other Authorizations of any Governing Authority required for the lawful operation and maintenance of the Facilities. Copies of said Authorizations shall be made available to Buyer for review upon Buyer’s written request. Buyer shall not be liable for any violation by Seller of any Authorization required to be obtained by Seller pursuant to this Section 5.3(c).

(d)	Testing

(i)	Notice of Testing

Seller shall notify Buyer in writing at least thirty (30) days prior to the expected date of any Performance Test or any other testing of the net capability of the Facilities (including for any Uprate); provided, that Seller may postpone any such test until such test is able to be performed with prior written notice to Buyer of such postponement and of the date and time such test is actually to be performed. Buyer may have a representative present at the time of each Performance Test, although the failure to have such a representative present shall not invalidate the result of the applicable test; provided, that the above required notices were given.

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(ii)	Performance Tests

Seller shall perform (A) a performance test each year, on a date mutually agreed by the Parties, at Seller’s expense, which shall measure the net capability of the Facilities (including the CT and any Uprate) and (B) a performance test as soon as practicable, consistent with the MAIN Guide No. 3A Standards, (I) prior to the outage during which an Uprate is performed but prior to any coastdown and (II) following start-up from an outage during which an Uprate is performed (each, a “Performance Test”). In addition to the required Performance Test, either Party may request a Performance Test at any reasonable time, at the expense of the Party requesting such test. All Performance Tests shall be conducted in accordance with testing procedures (A) to confirm the Accredited Capacity constituting Buyer’s Capacity Amount (pursuant to Transmission Provider requirements) or (B) as otherwise mutually agreed by the Parties. For the avoidance of doubt, as of the execution of this Agreement the current Performance Test standards are the MAIN Guide No. 3A Standards.

(e)	Other Operations Obligations

(i)	Information Requirements

Seller shall provide Buyer with the following real-time telemetered data (scanned no less frequently than once every four seconds) for the duration of the Term: (A) net Unit output (MW and VARs), (B) status (i.e., open or closed) of generator breakers and generator disconnect switches, (C) MW and VARs at each metering point, and (D) transformer neutral currents. Seller shall provide Buyer with copies of any scheduling notices or requests submitted to the Transmission Provider concurrently with the submission thereof. In addition, Seller shall provide Buyer with any other information Buyer may reasonably request regarding the operation of the Facilities in order to allow Buyer to maintain reliability for Buyer’s Network Load.

(ii)	SCADA Data

Seller shall provide and make available to Buyer, on a real-time basis, all data generated by the SCADA system at the Facilities, including all four-second meter data.

(iii)	Quality of Energy

All Energy delivered hereunder shall be three-phase, 60 Hertz (plus or minus variations as may be required or allowed by the Transmission Provider), alternating current, at a voltage acceptable to the Transmission Provider, or shall otherwise comply with such other specifications of the Transmission Provider, regional reliability council or other authority responsible for the safety and reliability of the electric grid with authority over the Delivery Point as may be in effect at the time of delivery.

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(iv)	Buyer’s Right of Access to Facilities

Seller shall provide Buyer with the right to enter Seller’s premises at the Facilities during normal business hours to (i) review records maintained pursuant to this Agreement, (ii) obtain information regarding operation of the Facilities, (iii) visually inspect the Facilities, (iv) observe the testing, operation and maintenance of the Facilities and (v) undertake any other activities reasonably necessary for Buyer to fulfill its rights and obligations hereunder. Buyer shall provide prior written notice to Seller of the date and time of such proposed entry and the identity of all Persons conducting such entry, which prior written notice shall in no event be provided less than three Business Days prior to the date of such entry. Seller shall schedule Buyer’s entries upon Seller’s premises at the Facilities so as to minimize any disruption of the operation of the Facilities due to such entries or to any activities carried out by Buyer at the Facilities during any such entry. Each such Person conducting any such entry shall observe and comply with all of Seller’s applicable safety and security rules at all times during such entry, as such rules shall have been presented to such Person by Seller or by any operator on behalf of Seller prior to or at the time of such visit.

(v)	Maintenance of Books and Records

Seller shall maintain at the Facilities site for a period of not less than five (5) years from the date of preparation thereof: (i) all measurements by Metering Devices of Energy delivered from the Facilities pursuant to this Agreement; (ii) all data and information necessary to calculate payments as provided in this Agreement, including invoices, receipts, charts, printouts, electronic media, magnetic tapes and other materials and documents; and (iii) an accurate and up-to-date operating log at the Facilities with records of: real and reactive power production from the Facilities for each hour, changes in operating status of the Facilities and scheduled outages of the Facilities. Buyer shall be permitted to inspect such operating log upon prior written request during normal business hours and copies of such log shall be provided, if requested, at Buyer’s expense, within ten (10) days of such request.

(vi)	Interconnection

As between the Parties, Seller shall be responsible to maintain and operate Seller’s electric interconnection facilities in accordance with the Interconnection Agreement. Seller shall not permit any action or inaction under the Interconnection Agreement that could adversely affect Buyer’s rights, benefits, liability or obligations under this Agreement and shall not consent to (unless required by a Governing Authority) any modification of the Interconnection Agreement that would adversely affect Buyer’s rights hereunder without Buyer’s prior written consent, such consent not to be unreasonably withheld. Furthermore, subject to any prohibitions of a Governing Authority, Seller shall:

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(A)	promptly advise Buyer of all communications and notices to be made by or to Seller under the Interconnection Agreement; and

(B)	use commercially reasonable efforts to ensure that the Transmission Owner’s and/or Transmission Provider’s planned maintenance schedules for the transmission system are coordinated with the Scheduled Maintenance Outages for the Facilities.

ARTICLE VI: METERING

6.1. Metering

(a)	The electric watt-hour meters and any other Energy measuring devices and equipment used for purposes of this Agreement (“Metering Devices”), shall at all times during the Term meet the requirements set by the Transmission Provider and all applicable Governing Authorities and as set forth in the Interconnection Agreement. Seller shall own, operate, maintain and replace Metering Devices, including those Metering Devices shown on Exhibit D, sufficient to permit an accurate determination of the quantity and time of delivery of Energy delivered to the Delivery Point. Seller’s Metering Devices shall be used for measurements under this Agreement. Seller shall calibrate the Metering Devices in accordance with Prudent Utility Practice, but no less than once during each refueling outage on the Maintenance Schedule. Buyer or Buyer’s representative shall have the right to be present during any calibration of the Metering Devices and Seller shall provide reasonable notice to Buyer of any such calibration.

(b)	The Buyer shall have the right to inspect and require a test of the Metering Devices (to be performed by Seller) from time to time at its discretion, and any inaccuracy disclosed by such tests shall be promptly corrected. If errors greater than one-half of one percent (0.5%) are discovered, the test shall be at Seller’s expense. Upon reasonable notice, Seller shall provide the Buyer access to the Metering Devices at Buyer’s expense during normal business hours and from time to time for the purposes of reading, inspecting and witnessing any testing of such equipment.

(c)	If any Metering Device used to determine the amount of Delivered Energy is found to be in error by more than three quarters of one percent (0.75%), the payments for Delivered Energy made since the previous test of such Metering Device shall be adjusted to reflect the corrected measurements determined pursuant to this Article VI. The amount of such adjustment payment shall be equal to the total adjustment that would be due if the inaccurate Metering Device were deemed to be equally inaccurate during the entire period since the previous test of such Metering Device, divided by two (2); provided, however, that if the period of inaccuracy can be ascertained, then the Parties shall adjust the payments for Delivered Energy for that ascertained period of inaccuracy. Any amount payable as a result of such correction shall be paid to the Party entitled to such payment within thirty (30) days of notice of such correction.

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ARTICLE VII: BILLING AND PAYMENT

7.1. Billing and Payment

(a)

Seller shall send a billing statement to Buyer on or before the tenth (10th) day after the end of each Billing Cycle. If any net amount is due to Seller with respect to any such billing statement, Buyer shall pay such amount to Seller within ten (10) days after receipt of such billing statement. If any net amount is due to Buyer with respect to any such billing statement, Seller shall pay such amount to Buyer on or before the fifteenth (15th) day after the end of such Billing Cycle. The billing statement shall show (i) the megawatt-hours of Delivered Energy for such Billing Cycle as Scheduled by the Seller and confirmed by the Buyer pursuant to Exhibit H; (ii) the amounts due Seller for that Billing Cycle in respect of (A) the Delivered Energy Payment and (B) any other amounts due to Seller hereunder; (iii) the amounts due Buyer for that Billing Cycle in respect of (A) the Peak Adjustment Payment, if applicable, (unless Buyer makes the election provided for in Exhibit G) and (B) any other amounts due to Buyer hereunder; and (iv) the data reasonably pertinent to the calculation of the payments due to Seller or Buyer. For purposes of billing for Replacement Capacity and Replacement Energy, the Capacity of the resources providing Replacement Capacity and Replacement Energy shall be determined in accordance with Module E, such determination to be submitted by Seller to Buyer in accordance with Section 2.4. Any amounts due and payable and not paid by the due date will be deemed delinquent and will accrue interest at the Prime Rate, such interest to be calculated from and including the due date to but excluding the date the delinquent amount is paid in full.

(b)	In the event of a dispute as to the amount of any bill, the disputing Party shall notify the other Party of the amount in dispute and Buyer or Seller, as applicable, shall pay to the other Party the undisputed portion of the bill on or prior to the due date therefor, as identified in Section 7.1(a). Buyer or Seller, as applicable, shall pay, with an interest charge computed at the Prime Rate, from and including the date payment was due to but excluding the date payment is made, any portion of the disputed amount ultimately found to be proper. In the event of a refund, Buyer or Seller, as applicable, shall pay, with an interest charge computed at the Prime Rate, from and including the date the disputed payment was made to but excluding the date the refund payment is made, any refund amount ultimately found to be due to the other Party.

(c)	Neither the Buyer nor Seller shall have the right to challenge any billing statement rendered or received hereunder after a period of the longer of (A) two (2) years from the date such statement was rendered or (B) ten (10) days after the last MISO settlement statement for the last Operating Day included in the billing statement. In the event that any such billing statement depends in whole or in part upon estimated data, this two (2) year limitation period shall be deemed to begin on the first day of the Billing Cycle in which such estimated data is adjusted to actual.

(d)	Each Party reserves to itself all rights, setoffs, counterclaims, recoupment, combination of accounts, liens and other remedies, rights and defenses which

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such Party has or may be entitled to (whether by operation of law or in equity, under contract or otherwise). The obligations of each Party to make payments under this Agreement may be offset against each other, setoff or recouped therefrom.

ARTICLE VIII: PERFORMANCE SECURITY

8.1. Seller Performance Security

If at any time Seller (or Seller’s Guarantor) has Insufficient Credit Status, Seller shall deliver to Buyer within two (2) Business Days following the commencement of such Insufficient Credit Status either (a) a Letter of Credit; (b) a guaranty from a Seller’s Guarantor (substantially in the form attached hereto as Exhibit E) (so long as such Insufficient Credit Status is not with respect to such Seller’s Guarantor) or (c) other collateral in form and substance reasonably acceptable to Buyer, in each case in an amount equal to [**], which amount shall escalate at [**] per annum on January 1, 2024 and on January 1st of each year thereafter until the end of the Term; provided, that if Seller has Insufficient Credit Status as of the date of execution of this Agreement, then Seller shall be obligated to provide Seller Performance Security as of the date of execution of this Agreement. Costs of a Letter of Credit posted hereunder shall be borne by the applicant for such Letter of Credit.

8.2. Buyer Performance Security

If at any time Buyer (or Buyer’s Guarantor) has Insufficient Credit Status, Buyer shall deliver to Seller within two (2) Business Days following the commencement of such Insufficient Credit Status either (a) a Letter of Credit; (b) a guaranty from a Buyer’s Guarantor (substantially in the form attached hereto as Exhibit E) (so long as such Insufficient Credit Status is not with respect to such Buyer’s Guarantor) or (c) other collateral in form and substance reasonably acceptable to Seller, in each case in the same amount as the Seller Performance Security; provided, that if Buyer has Insufficient Credit Status as of the date of execution of this Agreement, then Buyer shall be obligated to provide Buyer Performance Security as of the date of execution of this Agreement. Costs of a Letter of Credit posted hereunder shall be borne by the applicant for such Letter of Credit.

8.3. Draws; Replenishments

A Non-Defaulting Party may draw upon the Buyer Performance Security or Seller Performance Security, as applicable, following the occurrence of an Event of Default by such other Party or pursuant to the other provisions of this Agreement in order to recover any damages to which such Non-Defaulting Party is entitled under this Agreement. In the event of such a draw on the Buyer Performance Security or Seller Performance Security, as applicable, then, except in the circumstance when the Non-Defaulting Party establishes an Early Termination Date pursuant to Section 10.2 or this Agreement otherwise terminates, the Defaulting Party shall within two (2) Business Days replenish the Seller Performance Security or Buyer Performance Security, as applicable, to the full amount required by Sections 8.1 or 8.2, as applicable.

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8.4. Reporting

(a)	Seller shall promptly notify Buyer of any Insufficient Credit Status relating to Seller or to Seller’s Guarantor or any circumstance that results in Seller’s failure to be in compliance with the Seller Performance Security requirements of this Article VIII. From time to time, at Buyer’s written request, Seller shall provide Buyer promptly with such evidence as Buyer may reasonably request that any Seller Performance Security is in full compliance with this Agreement.

(b)	Buyer shall promptly notify Seller of any Insufficient Credit Status relating to Buyer or any circumstance that results in Buyer’s failure to be in compliance with the Buyer Performance Security requirements of this Article VIII. From time to time, at Seller’s written request, Buyer shall provide Seller promptly with such evidence as Seller may reasonably request that Buyer and any Buyer Performance Security is in full compliance with this Agreement.

ARTICLE IX: FORCE MAJEURE

9.1. Conditions of Excuse for Seller

If, as a result of an event of Force Majeure, Seller is rendered wholly or partly unable to perform its obligations under this Agreement, Seller shall be excused except as specifically provided elsewhere in this Agreement, from only that portion of its performance that is prevented by such Force Majeure event to the extent so prevented; provided, that:

(a)	Seller gives Buyer prompt written notice, and in any event within twenty-four (24) hours after Seller obtains actual knowledge thereof, describing the particulars of the event of, and how such event qualifies as a, Force Majeure;

(b)	the permitted suspension of performance is of no greater scope and of no longer duration than is required by the event of Force Majeure and the effects thereof; and

(c)	Seller exercises its reasonable best efforts to eliminate or mitigate the effects of the Force Majeure condition.

9.2. Conditions of Excuse for Buyer

If, as a result of an event of Force Majeure, Buyer is rendered wholly or partly unable to perform its obligations under this Agreement, Buyer shall be excused except as specifically provided elsewhere in this Agreement, from only that portion of its performance that is prevented by such Force Majeure event to the extent so prevented, provided that:

(a)	Buyer gives Seller prompt written notice, and in any event within twenty-four (24) hours after the day that Buyer obtains actual knowledge thereof, describing the particulars of the event of, and how such event qualifies as a, Force Majeure;

(b)	the permitted suspension of performance is of no greater scope and of no longer duration than is required by the event of Force Majeure and the effects thereof; and

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(c)	Buyer exercises its reasonable best efforts to eliminate or mitigate the effects of the Force Majeure condition.

9.3. Burden of Proof

The burden of proof as to whether a Force Majeure has occurred shall be upon the Party claiming Force Majeure.

9.4. Payment and Security Obligations Not Excused

Notwithstanding anything in this Agreement to the contrary, no payment obligation arising under this Agreement prior to the date of an event of Force Majeure, and no obligation to provide Buyer Performance Security or Seller Performance Security, as applicable, shall be excused by such event of Force Majeure.

9.5. Time Limits

(a)	If at any time during the period of Force Majeure the non-performing Party fails to undertake or ceases undertaking its reasonable best efforts to remedy its inability to perform, then the non-performing Party shall no longer be excused from its performance.

(b)	Seller shall, within sixty (60) days of the occurrence of a Force Majeure affecting Seller’s performance under this Agreement that Seller reasonably anticipates will last more than twelve (12) months after the commencement thereof, deliver to Buyer a detailed plan for the remedy of the Force Majeure condition, which plan shall include a detailed specification of Seller’s proposal (including a timetable) to remedy the Force Majeure condition and restore the Facilities to maximum attainable operating status.

(c)	If an event of Force Majeure has prevented Seller from performing all, or a significant portion of, its material obligations under this Agreement for a period of eighteen (18) months, Buyer may terminate this Agreement by written notice to Seller. Effective upon any such termination, neither Party shall have any continuing obligations for performance under this Agreement except for the satisfaction of liabilities that arose prior to such termination and except for those obligations which survive such termination in accordance with Section 22.9.

(d)	Notwithstanding anything to the contrary in this Agreement, if, as a result of an event of Force Majeure, Buyer is rendered wholly or partly unable to perform its obligations under this Agreement, Seller may offer and sell the Energy and Ancillary Services from the Facilities to any third party until such time as the Buyer can resume performance under this Agreement.

9.6. Deadline Extended

Whenever either Party is required to commence or complete any action within a specified period, the performance of which action is excused under the terms of this Agreement by reasons of an event of Force Majeure, such period shall be extended by an amount equal to the duration of the period such performance was excused by such event of Force Majeure occurring or continuing during such period; provided, however, that the Term shall not be extended.

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ARTICLE X: EVENTS OF DEFAULT; REMEDIES

10.1. List of Events of Default

Each of the following events, unless and to the extent expressly excused under the terms of this Agreement, shall constitute an “Event of Default” of the defaulting party (“Defaulting Party”), the other Party being the non-defaulting party (“Non-Defaulting Party”):

(a)	The failure of a Party to make any undisputed payment due hereunder and such failure shall continue for five (5) Business Days after written notice demanding such payment is received.

(b)	Any representation or warranty made by a Party herein or in any certificate or other document delivered by such Party pursuant hereto was false or misleading in any material respect when made, unless such false or misleading representation or warranty is capable of being cured or remedied and (i) the representation and warranty is contained in Sections 11.1(a) and 11.2(a) hereof and such Party shall promptly commence and diligently pursue action to cause such representation and warranty to become true in all material respects within two (2) Business Days or (ii) as to any other representation or warranty such Party shall promptly commence and diligently pursue action to cause such representation or warranty to become true in all material respects and does so within thirty (30) days after notice thereof has been given to such Party by the other Party.

(c)	In the event a Party shall cease doing business as a going concern, shall generally not pay its debts as they become due or admit in writing its inability to pay its debts as they become due, shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable Law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian or liquidator of such Party or of all or any substantial part of its properties, or shall make an assignment for the benefit of creditors, or such Party shall take any corporate action to authorize or that is in contemplation of the actions set forth above in this Section 10.1(c).

(d)	In the event that within thirty (30) days after the commencement of any proceeding against a Party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other statute or Law, such proceeding shall not have been dismissed, or if, within thirty (30) days after the appointment without the consent or acquiescence of such Party of any trustee, receiver, custodian or liquidator of such Party or of all or any substantial part of its properties, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within thirty (30) days after the expiration of any such stay, such appointment shall not have been vacated.

(e)	A Party fails to comply or cause compliance with the Seller Performance Security or Buyer Performance Security, as applicable, requirements of Article VIII, or

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Buyer’s Guarantor, if any, or Seller’s Guarantor, if any, breaches any of its obligations under the Buyer’s Guaranty or Seller’s Guaranty, as applicable, or if any representation or warranty made by Buyer’s Guarantor or Seller’s Guarantor, as applicable, in the Buyer’s Guaranty or Seller’s Guaranty, as applicable, shall prove to be incorrect in any material respect when made, unless any of the foregoing is cured by the end of the next Business Day following receipt of a written notice from the other Party of a failure under this Section 10.1(e).

(f)	The failure of Seller to provide the Buyer’s employees, agents and other representatives reasonable access to witness testing of or to examine the Metering Devices after receiving notice to do so by the Buyer as required under this Agreement.

(g)	Seller, or any of its employees, contractors, subcontractors, agents or representatives willfully adjusts the Metering Devices or the interconnection facilities without Buyer’s written consent and which adjustment has the effect of falsely increasing the amounts owed by Buyer under this Agreement.

(h)	A Party violates the requirements of Article XVIII through an attempted or purported assignment or transfer of this Agreement or an ownership interest in the Facilities or through a Change of Control transaction or breach of the terms and conditions of Section 2.10.

(i)	A material default in performance or observance of any agreement, undertaking, covenant or other obligation (other than as specified in the other provisions of this Section 10.1) contained in this Agreement by a Party unless, within thirty (30) days after written notice from the other Party specifying the nature of such material default, such Party cures such default or, if such cure cannot reasonably be completed within thirty (30) days and if such Party within such thirty (30) day period commences, and thereafter diligently and continuously proceeds to cure such default, said period shall be extended for such further period as shall be necessary for such Party diligently and continuously to cure such default, provided that the extended cure period shall not exceed ninety (90) days from the date of the original notice.

10.2. Remedies

If an Event of Default occurs at any time during the Term, the Non-Defaulting Party may, for so long as the Event of Default is continuing, subject to the provisions of Article XIX, take one or more of the following actions: (i) establish a date (which date shall be no more than ten (10) Business Days after the Non-Defaulting Party delivers written notice of such date to the Defaulting Party) on which this Agreement shall terminate (the “Early Termination Date”), (ii) proceed by appropriate proceedings in accordance with this Agreement at law, in equity or otherwise, to protect and enforce its right to damages (actual or liquidated) or, where the Event of Default is one other than the failure to pay money, equitable relief, including specific performance, and (iii) immediately cease performance or withhold any payments, or both, due in respect of this Agreement. For avoidance of doubt, in the event the Non-Defaulting Party ceases performance or withholds payment as provided in (iii) above, the Defaulting Party shall continue to be obligated to pay damages relating to the Defaulting Party’s failure to perform during such cessation or period of withholding.

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Notwithstanding anything to the contrary in this Agreement, if an Event of Default under Section 10.1(a) with respect to Buyer has occurred and is continuing, Seller may offer and sell Energy and Ancillary Services from the Facilities to any third party until such time as the Buyer can resume performance under this Agreement. The proceeds of any such sale shall be applied as an offset to amounts otherwise owed by Buyer to Seller under this Agreement.

10.3. Rights of Specific Performance

In the case of an Event of Default, the Parties recognize that any remedy at law may be inadequate because this Agreement is unique and/or because the actual damages of the Non-Defaulting Party may be difficult to reasonably ascertain and/or may exceed the amount of any guaranty or other collateral available to the Non-Defaulting Party. Therefore, the Parties agree that the Non-Defaulting Party shall be entitled to pursue an action for specific performance, and the Defaulting Party waives all of its rights to assert as a defense to such action that the Non-Defaulting Party’s remedy at law is adequate.

10.4. Limitation of Liability

THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED. UNLESS EXPRESSLY HEREIN OTHERWISE PROVIDED, AND EXCEPT FOR THE PAYMENT OF LIQUIDATED DAMAGES SPECIFIED HEREIN, NEITHER PARTY NOR THEIR AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS (WHICH DOES NOT INCLUDE RECOVERY FOR ACCRUED DELIVERED ENERGY PAYMENTS) OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT; PROVIDED, HOWEVER, THAT THIS SENTENCE SHALL NOT APPLY (A) TO LIMIT THE LIABILITY OF A PARTY WHOSE ACTIONS GIVING RISE TO SUCH LIABILITY CONSTITUTE WILLFUL MISCONDUCT OR (B) TO ANY INDEMNITY OBLIGATION PROVIDED HEREIN. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE ACTUAL DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE LIQUIDATED DAMAGES DO NOT CONSTITUTE A PENALTY AND ARE A REASONABLE ADVANCE APPROXIMATION OF THE HARM OR LOSS. THE PARTIES FURTHER EXPRESSLY AGREE THAT NEITHER SHALL HAVE THE RIGHT, AND EACH WAIVES ALL RIGHTS, TO BRING AN ACTION AGAINST THE OTHER (INCLUDING ANY AFFILIATE OF THE OTHER) IN TORT OR STRICT LIABILITY FOR ANY ACT(S) OR OMISSIONS CONSTITUTING A BREACH OR ALLEGED BREACH OF CONTRACT.

10.5. Disclaimer of Warranties

NEITHER PARTY TO THIS AGREEMENT MAKES ANY REPRESENTATION, WARRANTY OR INDEMNITY, EXPRESS OR IMPLIED, TO THE OTHER PARTY TO

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THIS AGREEMENT EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE XI: REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1. Representations and Warranties of Buyer

Buyer makes the following representations and warranties to Seller, each of which is true and correct as of the Effective Date:

(a)	Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wisconsin.

(b)	Buyer possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. Buyer has all legal power and authority to own and use its properties and to transact the business in which it engages or proposes to engage and holds or will obtain on or before the time required all Authorizations necessary and required therefor.

(c)	Buyer’s execution, delivery and performance of this Agreement have been duly authorized by, or are in accordance with, its articles of incorporation and by-laws; this Agreement has been duly executed and delivered for it by the signatories so authorized; and this Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy laws from time to time in effect that affect creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in equity or at law).

(d)	Buyer’s execution, delivery and performance of this Agreement (i) will not result in a breach or violation of, or constitute a default under, or conflict with any material Authorization, or any material contract, lease or other agreement or instrument to which it is a party, or by which it or its properties may be bound or affected; and (ii) does not require any Authorization, or the consent, authorization or notification of any other Person, or any other action by or with respect to any other Person (except for Authorizations and consents or authorizations of other Persons already obtained, notifications already delivered, or other actions already taken or necessary or required Authorizations it will obtain on or before the time required).

(e)	No suit, action or arbitration, or legal, administrative or other proceeding is pending or, to Buyer’s knowledge, has been threatened against Buyer that purports to materially adversely affect the validity or enforceability of this Agreement or the ability of Buyer to perform its obligations hereunder, or that would, if adversely determined, have a material adverse effect on the business or financial condition of Buyer. There are no bankruptcy, insolvency, reorganization, receivership or other proceedings pending against or being contemplated by Buyer, or, to Buyer’s knowledge, threatened against it.

(f)	Buyer is not in breach of, in default under, or in violation of, any applicable Law, or the provisions of any Authorization, or in breach of, in default under, or in

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violation of, or in conflict with any provision of any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, or other agreement by which it is bound, except for any such breaches, defaults, violations or conflicts which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business or financial condition of Buyer or its ability to perform its obligations hereunder.

11.2. Representations and Warranties of Seller

Seller makes the following representations and warranties to Buyer as of the Effective Date:

(a)	Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Wisconsin and qualified to do business in the State of Wisconsin, and is the sole owner of the Facilities.

(b)	Seller possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. Seller has all legal power and authority to own and use its properties and to transact the business in which it engages or proposes to engage and holds or will obtain on or before the time required all Authorizations necessary and required therefor.

(c)	Seller’s execution, delivery and performance of this Agreement have been duly authorized by, or are in accordance with, its articles of organization and operating agreement; this Agreement has been duly executed and delivered for it by the signatories so authorized; and this Agreement constitutes Seller’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy laws from time to time in effect that affect creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in equity or at law).

(d)	Seller’s execution, delivery and performance of this Agreement (i) will not result in a breach or violation of, or constitute a default under, or conflict with any Authorization, or any contract, lease or other agreement or instrument to which it is a party, or by which it or its properties may be bound or affected; and (ii) does not require any Authorization, or the consent, authorization or notification of any other Person, or any other action by or with respect to any other Person (except for Authorizations and consents or authorizations of other Persons already obtained, notifications already delivered, or other actions already taken or necessary or required Authorizations it will obtain on or before the time required).

(e)	No suit, action or arbitration, or legal, administrative or other proceeding is pending or, to Seller’s knowledge, has been threatened against Seller that purports to materially adversely affect the validity or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder, or that would, if adversely determined, have a material adverse effect on the business or financial condition of Seller. There are no bankruptcy, insolvency, reorganization, receivership or other proceedings pending against or being contemplated by Seller, or, to Seller’s knowledge, threatened against it.

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(f)	Seller is not in breach of, in default under, or in violation of, or in conflict with any applicable Law, or the provisions of any Authorization, or in breach of, in default under, or in violation of, or in conflict with, any provision of any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, or other agreement by which it is bound, except for any such breaches, defaults, violations or conflicts which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business or financial condition of Seller or its ability to perform its obligations hereunder.

11.3. Covenants of Seller

Seller hereby covenants and agrees that throughout the Term:

(a)	No modifications to, or expansion of, the Facilities that would have a material adverse effect on Buyer’s rights or obligations under this Agreement will occur without the prior written consent of Buyer, such consent not to be unreasonably withheld.

(b)	Seller will not convey, sell, lease, transfer or otherwise dispose of all or substantially all of its business or assets, whether now owned or hereafter acquired, to the extent that such conveyance, sale, lease, transfer or other disposition would have a material adverse effect on Buyer’s rights or obligations under this Agreement without the prior written consent of Buyer, such consent not to be unreasonably withheld.

(c)	Seller shall provide to Buyer all financial statements, documents evidencing Seller’s capital structure and any other financial information reasonably requested by Buyer on the Effective Date and thereafter as reasonably requested by Buyer. Seller shall furnish to Buyer such certifications to such information from a Senior Financial Officer as Buyer may reasonably request from time to time. Seller covenants to promptly notify Buyer following any determination made by Seller or its independent auditor that Seller constitutes a VIE.

ARTICLE XII: INDEMNITY

12.1. By Seller

(a)	Seller shall defend, indemnify and hold harmless Buyer and its officers, directors, employees and agents from and against any and all costs, expense, damage, liability or loss, including reasonable attorneys’ fees, resulting from or arising out of any Claims arising from the failure of Seller to fulfill its obligations under this Agreement.

(b)	Seller shall defend, indemnify and hold harmless Buyer and its officers, directors, employees and agents from and against all loss, damage, expense, costs and liability, including reasonable attorneys’ fees, arising from any Claims against Buyer arising from injury to or death of Persons or damage to or destruction of property occurring at the Facilities to the extent such injury, death or damage is not caused by the willful misconduct of Buyer, its Affiliates or Associates while on Seller’s premises at the Facilities.

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12.2. Indemnification by Buyer

Buyer shall defend, indemnify and hold harmless Seller and its officers, directors, employees and agents from and against all loss, damage, expense, costs and liability, including reasonable attorneys’ fees, resulting from or arising out of any Claims arising from the failure of Buyer to fulfill its obligations under this Agreement.

12.3. Joint Negligence

In the case of joint or concurring negligence or other fault of the Parties giving rise to a loss or Claim against either one or both of them, each shall have rights of contribution against the other Party in proportion to their comparative negligence as determined by the court trying the matter in dispute. Each Party shall promptly notify the other Party of the assertion of any Claim against which such other Party may be required to provide indemnity hereunder and shall give the other Party an opportunity to defend such Claim. These indemnification provisions are for the protection of the Parties hereto only and shall not establish, of themselves, any liability to third parties.

12.4. Responsibility for Employees

The Parties agree that, as between themselves, each Party shall be responsible for the acts and omissions of, and any Claims by, its employees and agents, irrespective of any limitation on the amount or type of damages, compensation or benefits payable by or for such Party under Workers’ Compensation Laws, disability benefit acts or other employee benefit acts; provided, however, that the foregoing is not intended to create third party beneficiary rights in any party not a Party to this Agreement. Each Party shall indemnify the other Party from and against all liabilities, Claims, damages, suits, fines or judgments for injury or death to any third party and damage to or destruction of property of any third party, to the extent caused by such Party’s employees’ or agents’ negligence or willful misconduct.

12.5. Notice and Participation

If any Party entitled to indemnification hereunder (the “Indemnified Party”) intends to seek indemnification under this Article XII from any other Party (the “Indemnifying Party”) with respect to any Claim, the Indemnified Party shall give the Indemnifying Party notice of such Claim upon the receipt of actual knowledge or information by the Indemnified Party of any possible Claim or of the commencement of such Claim, which period shall in no event be later than the lesser of (i) fifteen (15) Business Days prior to the last day for responding to such Claim or (ii) one-half of the period allowed for responding to such Claim. The Indemnifying Party shall have no liability under this Article XII for any Claim for which such notice is not provided, to the extent that the failure to give such notice prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of any such Claim, at its sole cost and expense, with counsel designated by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that if the defendants in any such Claim include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel, at the Indemnifying Party’s expense, to assert such legal defenses and to otherwise participate

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in the defense of such Claim on behalf of such Indemnified Party. Should any Indemnified Party be entitled to indemnification under this Section 12.5 as a result of a Claim, and should the Indemnifying Party fail to assume the defense of such Claim, the Indemnified Party may, at the expense of the Indemnifying Party, contest (or, with or without the prior consent of the Indemnifying Party, settle) such Claim. Except to the extent expressly provided herein, no Indemnified Party shall settle any Claim with respect to which it has sought or intends to seek indemnification pursuant to this Section without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Except to the extent expressly provided herein, no Indemnifying Party shall settle any Claim with respect to which it may be liable to provide indemnification pursuant to this Section without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that if the Indemnifying Party has reached a bona fide monetary settlement agreement with the plaintiff(s) in any such Claim and the Indemnified Party does not consent to such settlement agreement, then the dollar amount specified in the settlement agreement, plus the Indemnified Party’s legal fees and other costs related to the defense of the Claim prior to the date of such settlement agreement, shall act as an absolute maximum limit on the indemnification obligation of the Indemnifying Party.

12.6. Payment of Indemnification Claims

The Indemnifying Party shall pay any amount due pursuant to this Article XII within ten (10) Business Days after the determination of the amount of any such indemnification, to the extent that the existence and entitlement to indemnification is not disputed by the Indemnifying Party, or within ten (10) Business Days after the conclusion of any Dispute Resolution Procedures, to the extent that the existence or entitlement to indemnification is disputed by the Indemnifying Party and is established pursuant to such Dispute Resolution Procedures.

12.7. Survival of Obligation

The duty to indemnify under this Article XII shall continue in full force and effect notwithstanding the expiration or termination of this Agreement, with respect to any loss, liability, damage, claim or other expense based on facts or conditions which occurred prior to such termination.

ARTICLE XIII: TERM

13.1. Term

Subject to the terms and conditions of this Agreement, this Agreement shall commence on the Effective Date and, unless terminated earlier as expressly provided herein, shall continue in effect until 11:59:59 p.m. (CPT) on the day before (a) with respect to Unit 1, October 5, 2030 (the “Unit 1 Termination Date”) and (b) with respect to Unit 2, March 8, 2033 (the “Unit 2 Termination Date”); provided, however, that in the event that the Unit 1 Termination Date or Unit 2 Termination Date is scheduled to fall during any Peak Period, the Unit 1 Termination Date or Unit 2 Termination Date, as applicable, shall be extended until the day after the end of such Peak Period.

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13.2. Termination

If the continued operation of a Unit pursuant to this Agreement has become materially adverse to Seller such that the continued operation of such Unit is no longer feasible, prudent or sustainable, Seller shall have the right to elect to permanently shut down such Unit upon written notice of termination of this Agreement in relation to such Unit effective on the later of (a) twenty-four (24) months after such notice and (b) the permanent shutdown of such Unit; provided, that this Agreement shall be in full force and effect and Seller shall continue to perform its obligations under this Agreement, and shall be liable for any failure to perform as provided herein, through such remaining effectiveness of this Agreement (as to such Unit and through the remainder of the Term as to the other Unit). Neither Party shall have any further liability upon the effectiveness of the termination provided above except for those obligations that by their express terms are to survive termination of this Agreement.

13.3. Effect of Termination

Termination of this Agreement shall not terminate the rights or duties of either Party hereunder with respect to any obligations due to be performed on or before the effective date of termination.

ARTICLE XIV: ADMINISTRATIVE COMMITTEE

14.1. Purpose

From time to time various administrative and technical matters may arise in connection with the terms and conditions of this Agreement which will require the cooperation and consultation of the Parties and the exchange of information. As a means of providing for such cooperation, consultation and exchange, an Administrative Committee is hereby established with the functions described in Section 14.4. However, the Administrative Committee shall not (a) have the authority to amend this Agreement or (b) diminish in any manner the authority or responsibility of either Party as set forth in the various sections of this Agreement.

14.2. Membership

The Administrative Committee shall have two (2) members, each an “Operating Contact”. Within sixty (60) days after execution of this Agreement, each Party shall designate its Operating Contact (and alternate) and shall promptly give written notice thereof to the other Party. Thereafter, each Party shall promptly give written notice to the other Party of any change in the designation of its Operating Contact. All actions taken by the Administrative Committee must be approved by both Operating Contacts.

14.3. Meetings

Meetings as are reasonably required may be called by either Operating Contact with as much advance notice as is practicable. Meetings may be attended by other representatives of the Parties.

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14.4. Functions

The Administrative Committee shall have the following functions:

(a)	Provide liaison between the Parties at the management level and exchange information with respect to significant matters arising under this Agreement.

(b)	Appoint ad hoc committees, the members of which need not be the Operating Contacts, as necessary to perform detailed work and conduct studies regarding matters requiring investigation.

(c)	Review, discuss and attempt to resolve disputes arising under this Agreement; provided, that the Administrative Committee shall not limit the provisions of Article XIX.

(d)	Provide liaison between the Parties concerning the status and operation of the Facilities.

14.5. Expenses

Each Party shall be responsible for the salary and out-of-pocket expenses of its Operating Contact and its other attendees. All other expenses incurred in connection with the performance by the Administrative Committee of its functions shall be allocated and paid as determined by the Administrative Committee.

ARTICLE XV: NOTICES

15.1. Notices in Writing

All notices or other communications which are required or permitted under this Agreement shall be effective if they are in writing and delivered personally or by certified mail (postage prepaid and return receipt requested), reputable overnight delivery service, or telecopy or other confirmable form of electronic delivery, to the following address (except as to notices which are required by this Agreement to be delivered to a Party’s Operating Contact or to the Dispatch Authority Function or the Balancing Authority Function, which shall be delivered to such Party’s Operating Contact or to the Dispatch Authority Function or the Balancing Authority Function, as the case may be):

(a)	if to Seller:

FPL Energy Point Beach, LLC

700 Universe Boulevard

Juno Beach, FL 33408

Attention: Vice President, Business Management

Facsimile: 561-304-5161

(b)	With a copy to:

FPL Energy, LLC

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700 Universe Boulevard

Juno Beach, FL 33408

Attention: Managing Attorney

Facsimile: 561-691-7305

(c)	if to the Buyer:

Wisconsin Electric Power Company

333 West Everett Street, Room A214

Milwaukee, Wisconsin 53203

Attention: Trading and Operations

Facsimile: 414-221-4210

or to such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

15.2. Date of Notification

All notices or communications duly delivered or mailed and postmarked to a Party hereto as provided in Section 15.1 shall be effective as of the date of receipt.

15.3. Oral Notice in Emergency

Notwithstanding the provisions of Section 15.1, any notice required hereunder with respect to an occurrence or event requiring immediate attention may be made orally, by telephone or otherwise, provided such notice shall be confirmed in writing within 24 hours thereafter. Each Party shall make any such oral notice directly to the Operating Contact of the other Party.

ARTICLE XVI: CONFIDENTIALITY

16.1. Non-Disclosure to Third Parties

Any Proprietary Information of a Party (the “Transferor”) which is disclosed to or otherwise received or obtained by the other Party (the “Transferee”) in connection with this Agreement is disclosed, and shall be held, in confidence, and the Transferee shall not publish or otherwise disclose any Proprietary Information to any Person for any reason or purpose whatsoever, or use any Proprietary Information for its own purposes (other than in connection with this Agreement) or for the benefit of any Person, without the prior written approval of the Transferor, which approval may be granted or withheld by the Transferor in its sole discretion; provided, however, that nothing herein shall limit the right of the Transferee to provide any Proprietary Information to any Governing Authority having jurisdiction over or asserting a right to obtain such information (including as part of the application for any Authorization); provided, that (i) such Governing Authority requests that such Proprietary Information be provided, and (ii) the Transferee promptly advises the Transferor of any request for such information by such Governing Authority and cooperates in giving the Transferor an opportunity to present objections, requests for limitation or a protective order, and/or requests for confidentiality or other restrictions on disclosure or

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access, to such Governing Authority. Each Party’s obligation to maintain Proprietary Information in confidence shall be deemed performed if such Party observes, with respect thereto, the same safeguards and precautions which such Party observes with respect to its own proprietary information of the same or similar kind.

16.2. Definition of Proprietary Information

The term “Proprietary Information” means all information, written or oral, which has been or is disclosed by the Transferor, or by any Affiliate or Associate of the Transferor, or which otherwise becomes known to the Transferee, or to any Affiliate, Associate or other party in a confidential relationship with, the Transferee, and which (x) relates to matters such as patents, trade secrets, research and development activities, draft or final contracts or other business arrangements, books and records, budgets, cost estimates, pro forma calculations, engineering work product, environmental compliance, vendor lists, suppliers, manufacturing processes, energy consumption, pricing information, private processes, and other similar information, as may exist from time to time, or (y) the Transferor expressly designates in writing to be confidential. However, Proprietary Information shall exclude information falling into any of the following categories:

(a)	Information that, at the time of disclosure hereunder, is in the public domain, other than information that entered the public domain by breach of this or any other agreement, or in violation of any other applicable Law;

(b)	Information that, after disclosure hereunder, enters the public domain, other than information that entered the public domain by breach of this or any other agreement, or in violation of any other applicable Law;

(c)	Information, other than that obtained from third parties, that prior to disclosure hereunder, was already in the recipient’s possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

(d)	Information obtained by the recipient from a third party having an independent right to disclose the information; or

(e)	Information that is available through independent research without use of or access to the Proprietary Information.

16.3. Limitations on Required Disclosure

Each Party agrees that it will make available Proprietary Information received from the other Party to its own Affiliates and Associates only on a need-to-know basis, and that all Persons to whom such Proprietary Information is made available will be made aware of the confidential nature of such Proprietary Information, and will be required to agree to hold such Proprietary Information in confidence under terms substantially identical to the terms hereof.

16.4. Remedies

In the event of a breach or threatened breach of the provisions of Section 16.1 above by any Transferee, the Transferor shall be entitled to an injunction restraining such Party from such breach. Nothing contained in this Agreement (including Section 10.4) shall be construed as

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prohibiting the Transferor from pursuing any other remedies available at law or in equity for such breach or threatened breach of this Agreement.

16.5. Survival of Confidentiality

The provisions of this Article XVI shall survive the expiration or termination of this Agreement for a period of three (3) years.

ARTICLE XVII: INSURANCE

17.1. Coverage and Amounts of Seller

During the Term, Seller shall procure, pay premiums for and maintain in full force and effect the insurance coverages described below.

(a)	Worker’s Compensation Insurance with statutory limits as required by the Laws of the State of Wisconsin, and Employer’s Liability with minimum limits of $1 million or as established by state or federal Law, if applicable. This insurance shall include all applicable maritime coverages as required by Law. This policy is to be endorsed to include a waiver of subrogation in favor of the Buyer.

(b)	Commercial General and Umbrella/Excess Liability insurance, including coverage for (i) premises/operations, (ii) independent contractor, (iii) products and completed operations, (iv) broad form contractual liability, (v) broad form property damage, (vi) explosion, collapse and underground damage exclusion deletion, and (vii) personal injury, all with limits of not less than $25,000,000 each occurrence and in the aggregate.

(c)	Business Auto Liability Insurance, covering all vehicles and automobiles whether owned, leased, or rented when used by Seller in connection with performance of this Agreement and including commercially reasonable coverage for each accident of bodily injury and property damage.

(d)	Nuclear primary and excess property insurance in the amount that is reasonably consistent with the custom in the commercial nuclear power industry and which, at a minimum, satisfies the requirements of 10 CFR 50.54(w), currently $1.06 billion. Deductibles shall be reasonably consistent with the custom in the commercial nuclear power industry, but shall not exceed $5,000,000 without the written consent of Buyer, such consent not to be unreasonably withheld.

(e)	Nuclear liability insurance from American Nuclear Insurers in accordance with the Price Anderson Act until such time as the NRC shall release Seller from this obligation. Should the Price Anderson Act be repealed, the Seller shall at its cost, provide insurance or other similar financial protection affording coverage consistent with coverages maintained for other nuclear power plants from the commercial marketplace to the extent such coverage is commercially available and to the extent that such coverage is available at commercially reasonable rates. Such insurance shall include, at a minimum, the following policies (as such are in effect for Unit 1 and Unit 2 as of the Effective Date):

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(i) Facility Form

(ii) Secondary Financial Protection

(iii) Master Worker

(iv) Suppliers and Transporters

(f)	NEIL nuclear business interruption and extra expense insurance in an amount that is reasonably consistent with the custom in the commercial nuclear power industry, but only to the extent of available limits remaining and in coordination with the amount purchased by the Buyer. Seller hereby agrees that the Buyer has an insurable interest in business interruption and extra expense created by the insurable events making power from the plant unavailable. Seller acknowledges that NEIL insurance covers this exposure and agrees that Buyer is entitled to purchase NEIL coverage on its own behalf in an amount up to 5% of the total available limit offered by NEIL; provided, however, that Buyer shall be entitled to increase such coverage up to a minimum of 10%, but no greater than 25%, of the total available limit offered by NEIL in the event that Buyer’s participation in NEIL’s non-nuclear insurance program is terminated by NEIL; provided, further, that the amount of coverage which Buyer is entitled to obtain shall be no greater than the amount reasonably necessary to permit Buyer to realize the full benefits of Buyer’s NEIL member policyholder percentage.

(g)	Notwithstanding the foregoing, Seller may self-insure to meet the minimum insurance requirements above to the extent it maintains a self-insurance program; provided that Seller (or its guarantor’s) Credit Rating is rated Investment Grade or better and that its self-insurance program meets the above minimum insurance requirements. Self-insurance shall be approved and recognized by the State of Wisconsin for workers compensation and automobile liability. Self-insurance amounts shall not exceed the maximum for each line of coverage or $5 million in the aggregate. For any period of time that Seller (or its guarantor’s) does not have an Investment Grade Credit Rating, Seller shall comply with the above minimum insurance requirements. In the event that Seller is permitted to self-insure pursuant to this section, Seller shall notify Buyer that Seller meets the requirements to self-insure and that its self-insurance program meets the above minimum insurance requirements.

17.2. Insurance Certificates

On the Effective Date, and thereafter from time to time at the request of Buyer, Seller shall provide certificates of insurance from insurance companies having a Best rating of A minus or better confirming that the insurance coverages required herein are maintained. Such certificates shall provide that Buyer be given thirty (30) days prior written notice by the insurer, or its authorized representative, of any cancellation and ten (10) days’ prior written notice due to cancellation for non-payment of premiums for any required coverage provided by such insurer as evidenced by the certificates. In addition, Seller agrees to provide notice to Buyer of any material change in the insurance coverages or policies required hereby.

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17.3. Coverage For Full Term

All required coverages shall remain in full force and effect during the Term. Seller’s liability under this Agreement shall not be limited to or by the insurance coverages required by this Agreement.

ARTICLE XVIII: ASSIGNMENT

18.1. Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assignees.

18.2. Assignment

(a)	Subject to Section 2.10, Seller may assign its rights or delegate its duties under this Agreement with the prior written consent of Buyer in connection with any assignment or sale of the Facilities; provided, that the assignee, either directly or through Affiliates, is approved as a licensee to own and/or operate the Facilities by the NRC; provided, further, that Seller shall not assign this Agreement or sell the Facilities (or any portion thereof) to any Person that (i) does not have a Credit Rating equal to or better than Investment Grade, or (ii) cannot replace the Seller Performance Security with replacement security consisting of (A) a guaranty or guaranties from a guarantor with a Credit Rating equal to or better than Investment Grade, or (B) other Seller Performance Security; and provided, further, that the assigning Party shall provide prompt prior written notice of such assignment to the other Party and the assuming Person agrees in writing to assume all obligations under this Agreement. An assignee that meets the requirements of all of the foregoing provisos in the preceding sentence shall be deemed a “Permitted Assignee.” Once a Permitted Assignee provides such replacement security, any Seller Performance Security provided by Seller/assignor shall be promptly returned to Seller/assignor.

(b)	Seller shall also have the right, without the consent of Buyer, to assign its rights or delegate its duties under this Agreement to an Affiliate of Seller, provided that all Seller Performance Security requirements under this Agreement remain satisfied. An Affiliate that meets the requirements of the preceding sentence shall be deemed a “Permitted Assignee.”

(c)	Seller shall have the right to assign all or a portion of its rights or obligations under this Agreement to any lender providing financing for Seller’s acquisition of the Facilities as collateral security for obligations under the financing documents entered into with such lenders; provided, that (a) Seller first provides Buyer with written notice of not less than 60 days of such collateral assignment; and (b) Buyer consents in good faith to the form of collateral assignment and related documentation.

(d)

Buyer shall have the right, with the prior written consent of Seller (such consent not to be unreasonably withheld), to assign its rights or delegate its duties under this Agreement to a non-Affiliate, provided that such assignee has a Credit Rating

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equal to or better than Investment Grade, or provides Seller with other evidence reasonably satisfactory to Seller of its financial ability to perform Buyer’s obligations hereunder.

(e)	Buyer shall have the right, without the consent of Seller, to assign its rights or delegate its duties under this Agreement (A) to an Affiliate of Buyer or an entity that is part of the Wisconsin Energy Group (a “Related Entity”); provided, that such Affiliate or Related Entity is an entity with an Investment Grade Credit Rating or (B) if it shall merge into, be consolidated with, or reorganized pursuant to a divestiture in such a way that the surviving entity is, or on the date of the merger, consolidation, or reorganization, will be bound by all of the obligations under this Agreement; provided, further, that if such assignee (or parent or affiliate of such assignee) does not possess an Investment Grade Credit Rating at the time of such assignment, then Buyer, or any Affiliate of Buyer with an Investment Grade Credit Rating, shall provide to Seller a guaranty of assignee’s payment obligations under this Agreement.

18.3. Change in Control

Seller covenants and agrees that without the express written consent of Buyer any Change in Control of Seller shall be prohibited; provided, however, that notwithstanding the foregoing, if the Person acquiring the control of Seller meets the requirements of a Permitted Assignee, Buyer’s consent shall not be required.

ARTICLE XIX: DISPUTE RESOLUTION

19.1. General Provisions

Every Dispute between the Parties arising out of or in connection with this Agreement shall be resolved in accordance with this Article XIX, to the extent permitted by law.

19.2. Negotiation

In the event of a Dispute, the Parties shall in good faith attempt to resolve such Dispute by negotiations through the Administrative Committee. Either Operating Contact may request the other to meet within seven (7) days at a mutually agreed upon time and place. Such request must be in the form of a written notice that sets forth the nature of the controversy or claim. If the Dispute that gave rise to such controversy or claim is not resolved within thirty (30) days from the date of the first meeting of the Administrative Committee (or, if the Administrative Committee fails to meet within the applicable period required by this Section 19.2), the Administrative Committee shall refer the Dispute to senior executives, who shall have authority to settle the Dispute (the “Senior Executives”). Thereupon, each Operating Contact shall in no later than fifteen (15) days prepare and deliver to the Senior Executives and the other Operating Contact a memorandum stating the issues in dispute and their positions, summarizing any negotiations which have taken place and attaching relevant documents. The Senior Executives shall meet for negotiations within fifteen (15) days from the exchange of such memoranda, at a mutually agreed time and place. If the Dispute is not resolved under this Section 19.2 within ten (10) days of the first meeting of the Senior

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Executives, then, in accordance with this Agreement, either Party may pursue any remedy it may have at law or in equity.

19.3. Binding Upon Parties

In the resolution of any Dispute pursuant to this Article XIX, each of the Parties, their Operating Contacts and Senior Executives shall give effect to this Article XIX.

19.4. Continued Performance

Subject to the provisions of Section 10.2, notwithstanding any Dispute between the Parties and pending the final decision of a Dispute, each Party shall continue to perform its respective obligations under this Agreement.

ARTICLE XX: COMPLIANCE WITH LAWS; TAXES

20.1. Compliance with Laws

Each Party shall at all times comply with all applicable Laws relating to the performance of its obligations under this Agreement. Each Party shall give all required notices, shall procure and maintain all necessary Authorizations and inspections necessary for its performance of this Agreement, and shall pay all charges and fees in connection therewith.

20.2. Mobile-Sierra

It is the intent of the Parties that the rates and all other terms and conditions of the services provided hereunder shall not be subject to change under Sections 205 or 206 of the Federal Power Act of 1935, 16 U.S.C. § 791 et seq., (or any successor legislation) without the consent of both Parties. Each of the Parties hereto agrees not to unilaterally file with the FERC a change in the rates, terms or conditions of this Agreement. Moreover, absent agreement of all Parties to a proposed change, the standard of review for changes to any rate, term or condition of this Agreement proposed by a non-Party or the FERC or any other Governing Authority acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Services Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pac Power Co., 350 U.S. 348 (1956). To the extent that the FERC adopts specific language that parties must incorporate into agreements in order to bind FERC, third parties and themselves to a public interest standard of review, the Parties hereby incorporate such language herein by reference.

20.3. Taxes and Other Charges

(a)	Seller’s Taxes

Seller is liable for and shall pay, or cause to be paid, or reimburse Buyer if Buyer has paid, all Taxes applicable to any transaction arising out of this Agreement at or prior to the Delivery Point on the sale of Energy, Capacity or Ancillary Services to Buyer. Seller shall indemnify, defend and hold harmless Buyer from any Claims for such Taxes applicable at or prior to the Delivery Point.

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(b)	Buyer’s Taxes

Buyer is liable for and shall pay, or cause to be paid, or reimburse Seller if Seller has paid, all Taxes applicable to any transaction arising out of this Agreement after the Delivery Point on the sale by Buyer of Energy, Capacity or Ancillary Services. Buyer shall indemnify, defend and hold harmless Seller from any Claims for such Taxes applicable after the Delivery Point.

(c)	Certificate of Tax Exemption

Either Party, upon written request of the other, shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption if either Party is exempt from Taxes.

(d)	Gross Receipts Tax

The Buyer is liable for any Gross Receipts Tax applicable to any transaction arising out of this Agreement. If Seller pays any such Gross Receipts Tax, then Seller shall include such amounts so paid in the next Billing Cycle invoice as provided in Sections 3.1(a) and 7.1 (the “Gross Receipts Tax Payment”).

ARTICLE XXI: CHANGE IN LAW

21.1. Change in Law

In the event there is a change or changes in any Laws or interpretations thereof, enacted or adopted after execution of this Agreement or any Law or interpretation thereof, enacted or adopted after the Effective Date results in the application of any Law to a new or different class of parties (a “Change in Law”), the Party affected by such Change in Law shall be responsible for the burden and, except as provided in Section 21.2 or elsewhere in this Agreement, shall be permitted to retain the benefits of such Change in Law. For the avoidance of doubt, except as specifically provided elsewhere in this Agreement, the terms and conditions of this Agreement shall not be subject to change due to a Change in Law.

21.2. Future Attributes

In the event that, at any time during the Term, a Change in Law occurs that causes any aspect of the Facilities as in existence on the date hereof to become a tradable attribute (e.g., emission credit, renewable energy credit, environmental credit, “Green” credit, etc.) or otherwise to have a market value, Buyer shall be entitled to 100% of such tradable attribute and the benefits of such attribute for the first seven Calendar Years following the Effective Date and thereafter 50% for the remainder of the Term (with the other 50% belonging to Seller), and the Parties shall in good faith negotiate to reflect such allocation to Buyer at no additional cost to Buyer. Seller agrees to execute a separate agreement to transfer to Buyer any revenue, or any other benefit received by Seller for such tradable attributes, and to execute all documents and agreements and take all steps necessary to permit Buyer to market Buyer’s tradable attributes. Failing any such agreement, Seller agrees to credit to Buyer such revenues as provided in Section 3.1(b) until such time as an agreement is executed.

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21.3. MISO Changes

In the event that, at any time during the Term, the applicable Transmission Provider or Transmission Provider Tariff is changed or if an applicable regional reliability council issues a directive, rule or regulation that materially adversely affects Seller or Buyer so that the benefits and burdens of this Agreement are no longer as contemplated by the original intentions of the Parties, the Parties shall use their commercially reasonable efforts to reform this Agreement in order to give effect to the original intentions of the Parties regarding the appropriate allocation of benefits and burdens to each Party.

ARTICLE XXII: MISCELLANEOUS

22.1. Recording Telephone Conversations

Each Party agrees that the other Party or its representatives may record any or all telephone conversations between representatives of the two Parties pursuant to or relating to this Agreement. Each Party is hereby advised that telephone conversations with Buyer’s personnel relating to Section 2.4 and Article IV are routinely recorded and each Party agrees to obtain any necessary consent of its personnel regarding such recording. Each Party further agrees that such recorded telephone conversations shall not be deemed inadmissible in any arbitration proceeding or court of law by virtue of the recorded nature of the conversations. Each Party hereby waives any objection to the introduction of such recorded telephone conversations as evidence in any court of law to the extent such objections are based on the recorded nature of such conversations.

22.2. Governing Law

(a)	This Agreement shall be governed by and construed in accordance with the law of the State of Wisconsin as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

(b)

The Parties hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Eastern District of Wisconsin or, in the event that jurisdiction for any matter cannot be established in the United States District Court for the Eastern District of Wisconsin, in the Circuit Court for Manitowoc County, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the

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manner provided in Article XV hereof or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.2(c).

22.3. Entire Agreement; Amendment

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement, and supersedes and terminates any letters of intent and all prior and contemporaneous agreements, understandings, negotiations and discussions with the Parties, whether oral or written, regarding said subject matter, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

22.4. No Implied Waiver

The failure or delay of any Party hereto to enforce at any time any of the provisions of this Agreement, or to require at any time performance of the other Party hereto of any of the provisions hereof, shall neither be construed to be a waiver of such provisions nor affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.

22.5. Severability

If any provision of this Agreement shall be determined to be unenforceable, void or otherwise contrary to any Law, such condition shall in no manner operate to render any other provision of this Agreement unenforceable, void or contrary to any Law, and this Agreement shall continue in force in accordance with the remaining terms and provisions hereof, unless such condition invalidates the purpose or intent of this Agreement. In the

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event that any of the provisions, or portions or applications thereof, of this Agreement are held unenforceable or invalid by any court of competent jurisdiction, Seller and Buyer shall negotiate in good faith to attempt to implement a reformation of the provisions of this Agreement with a view toward effecting the purposes of this Agreement by replacing the offending provision with a valid provision the economic effect of which comes as close as possible to that of the offending provision.

22.6. No Exclusivity/Dedication of Assets

This Agreement is not intended to be an exclusive arrangement between Buyer and Seller. No undertaking by a Party hereto to the other Party hereto under any provision of this Agreement shall constitute the dedication of that Party’s assets or any portion thereof to the public.

22.7. Expenses

Each Party shall pay the fees and expenses of its respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement.

22.8. Counterparts

This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22.9. Survival

The applicable provisions of this Agreement shall continue in effect after the termination of this Agreement, to the extent necessary to provide for final billing and adjustment, and to make other appropriate settlements hereunder. Those provisions hereof that by their express terms are intended to survive this Agreement shall so survive for the periods indicated. Without limitation of the foregoing, Article VII, Article VIII, Article X, Article XII and Article XIX shall survive the termination of this Agreement.

22.10. Individual Responsibility

This Agreement shall not be construed to create or give rise to any partnership, joint venture, agency or other relationship between Seller and Buyer other than that of purchaser and seller. Each Party shall be solely and individually responsible for its own covenants, obligations and liabilities as herein provided, and the Parties do not intend to create any joint, several or joint and several obligations to any third party. Neither this Agreement, nor any grant, lease or license related thereto, shall create or be construed to create any new entity, such as a partnership, association or joint venture.

22.11. No Duty To Third Parties

This Agreement is for the sole benefit of the Parties hereto, and except as specifically provided herein nothing in this Agreement or any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person not a party to this Agreement. Except as specifically provided herein, no Person shall have any rights or interest, direct or

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indirect, in this Agreement or the services to be provided hereunder, or both, except Buyer and Seller. The Parties specifically disclaim any intent to create any rights in any Person as a third-party beneficiary to this Agreement or the services to be provided hereunder, or both.

22.12. Forward Contract

The Parties acknowledge and agree that this Agreement, the transactions contemplated hereby, and any instrument(s) that may be provided by either Party hereunder (including any guaranty) shall each, and together, constitute one and the same “forward contract” within the meaning of the United States Bankruptcy Code, and Seller, Seller’s Guarantor and Buyer shall each constitute a “forward contract merchant” under the United Stated Bankruptcy Code.

22.13. Press Releases

Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement which describes the substantive terms of this Agreement; provided, that subject to Article XVI the foregoing shall not preclude communications or disclosures (i) necessary to implement the provisions of this Agreement, (ii) to comply with accounting and United States Securities and Exchange Commission disclosure obligations or (iii) in connection with the application for any Authorization.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first set forth above.

FPL ENERGY POINT BEACH, LLC

By:	/s/ Michael O’Sullivan
Name:	Michael O’Sullivan
Title:	Vice-President

WISCONSIN ELECTRIC POWER COMPANY

By:	/s/ Frederick D. Kuester
Name:	Frederick D. Kuester
Title:	Executive Vice President and
Chief Operating Officer

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EXHIBIT A

Delivered Energy Charges

Year	Delivered Energy Charge (in $/MWh)
2007	[**]
2008	[**]
2009	[**]
2010	[**]
2011	[**]
2012	[**]
2013	[**]
2014	[**]
2015	[**]
2016	[**]
2017	[**]
2018	[**]
2019	[**]
2020	[**]
2021	[**]
2022	[**]
2023	[**]
2024	[**]
2025	[**]
2026	[**]
2027	[**]
2028	[**]
2029	[**]
2030	[**]
2031	[**]
2032	[**]
2033	[**]

For each month during the Term, the Delivered Energy Charge set forth above shall apply to all Capacity, Energy and Ancillary Services purchased by Buyer under the Power Purchase Agreement, including any Uprate accepted hereunder. The Delivered Energy Charge shall be adjusted by multiplying the amount of such charge by the Delivered Energy Charge Shaping Factor for such month as set forth on Exhibit C hereto.

A-1

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EXHIBIT B

Buyer’s Capacity Amount

For any given month during the Term, the Buyer’s Capacity Amount shall be as set forth in the table below:

Column A	Column B			Column C
Month	Capacity of the Facilities (MW)			Buyer’s Capacity Amount
	Unit 1	Unit 2	CT
January	517	519	19	1055
February	517	519	18	1054
March	517	519	17	1053
April	517	519	16	1052
May	517	519	16	1052
June	517	519	15	1051
July	512	514	15	1041
August	512	514	15	1041
September	512	514	15	1041
October	517	519	16	1052
November	517	519	17	1053
December	517	519	18	1054

Column A – Depicts the month of the year.

Column B – Will be updated over the Term of this Agreement to reflect the Capacity of the Facilities (including the Planned Uprate, but excluding Capacity related to any Uprate not accepted by Buyer pursuant to Section 2.9(a)), as determined in accordance with the MAIN Guide No. 3A Standards (or with the Effective Capacity Requirements, if applicable). CT Capacity will be included in Buyer’s Capacity Amount only in the event that Buyer has documented to the reasonable satisfaction of the applicable regional reliability council and/or MISO, as applicable, that the CT is interconnected and available to provide Capacity and Energy to the Transmission Owner’s system.

Column C – Shall be the sum of the subcolumns of Column B as those values may be revised during the Term of this Agreement.

B-1

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EXHIBIT C

Delivered Energy Charge Shaping Factor

Month	On-Peak Hours	Off-Peak Hours
January	[**]	[**]
February	[**]	[**]
March	[**]	[**]
April	[**]	[**]
May	[**]	[**]
June	[**]	[**]
July	[**]	[**]
August	[**]	[**]
September	[**]	[**]
October	[**]	[**]
November	[**]	[**]
December	[**]	[**]

C-1

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EXHIBIT D

DIAGRAM OF METERING DEVICES

The Metering Devices identified above as numbers 3, 4, 7 and 8 are revenue quality meters.

D-1

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EXHIBIT E

FORM OF SELLER’S GUARANTY

GUARANTY AGREEMENT

THIS GUARANTY made as of the          day of December, 2006 (the “Guaranty”), from FPL GROUP CAPITAL INC., a corporation organized and existing under the laws of the State of Florida and having its principal place of business in 700 Juno Universe Boulevard, Juno Beach, FL 33408 being hereinafter referred to as the “Guarantor,” to WISCONSIN ELECTRIC POWER COMPANY, a Wisconsin corporation with a principal place of business in Milwaukee, Wisconsin (“WEPCO”).

WITNESSETH:

WHEREAS, WEPCO and FPL ENERGY POINT BEACH, LLC, a limited liability company organized under the laws of Wisconsin (“Seller”) have entered into a Power Purchase Agreement dated as of the date hereof (the “PPA”); and

WHEREAS, Seller is an affiliate of the Guarantor and the Guarantor will benefit from the transactions contemplated by the PPA; and

WHEREAS, WEPCO has agreed to sign the PPA on the condition, among others, that the Guarantor executes and delivers this Guaranty; and

NOW, THEREFORE, to induce WEPCO to sign the PPA and consummate the transactions contemplated thereby and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor does hereby warrant to and covenant and agree with WEPCO as follows:

ARTICLE 1—DEFINITIONS

1.1 Definitions. Unless otherwise defined in this Guaranty, capitalized terms have the meanings specified or referred to in the PPA.

ARTICLE 2—GUARANTY

2.1 Guaranty. Subject to the provisions of Section 2.3(c) hereof, Guarantor hereby unconditionally and irrevocably guarantees to WEPCO and its successors and permitted assigns, the prompt and full payment and performance of any and all obligations of the Seller to WEPCO when due, whether by acceleration or otherwise, with such interest as may accrue thereon, under the PPA or under any other documents or instruments now or hereafter evidencing, securing or otherwise relating to the PPA (the “Guaranteed Obligations”); provided, however, that Guarantor’s liability under this Guaranty, and the maximum recovery from the Guarantor

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pursuant to this Guaranty, shall in no event exceed [**] in the aggregate, which amount shall escalate at [**] per annum on January 1, 2024 and on January 1st of each year thereafter until the end of the Term (the “Maximum Recovery Amount”), plus any reasonable expenses required to be paid by Guarantor pursuant to Section 4.4 herein. If Seller fails to pay or perform any Guaranteed Obligation, following the date the same becomes due and payable (and after giving effect to all applicable periods of grace and notice), then, subject to the limit of the Maximum Recovery Amount, Guarantor will pay or perform such obligation within three Business Days following written demand by WEPCO to the Guarantor.

2.2 Guaranty Absolute. (a) Subject to the provisions hereof, the Guarantor absolutely guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the PPA, regardless of any law or regulation now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of WEPCO with respect thereto. This Guaranty constitutes a guarantee of payment and performance and not of collection. The obligations of the Guarantor hereunder are several from the Seller or any other person, and are primary obligations concerning which the Guarantor is the principal obligor. The liability of Guarantor under this Guaranty shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Seller or any other person, nor against securities or liens available to WEPCO, its successors or permitted assigns. Subject to the provisions hereof, the liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of:

(i)	any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment, modification or waiver of, or any consent to departure from, the terms of such Guaranteed Obligations;

(ii)	any change, restructuring or termination of the corporate structure or existence of the Seller or any of its subsidiaries;

(iii)	any lack of validity or enforceability of the PPA or any agreement or instrument relating thereto;

(iv)	any failure of WEPCO to disclose to either the Seller or the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of either the Seller or any of its subsidiaries now or hereafter known to WEPCO (the Guarantor waiving any duty on the part of WEPCO to disclose such information);

(v)	any lack of due diligence by WEPCO in the collection or protection of or realization upon any collateral securing the Guaranteed Obligations; or

(vi)	any circumstance whatsoever or any act of WEPCO or any existence of or reliance on any representation by WEPCO that might otherwise constitute

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a legal or equitable defense available to, or a discharge of, a guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by WEPCO or any other Person upon the insolvency, bankruptcy, or reorganization of the Seller or otherwise, all as though such payment had not been made.

(b) No action which WEPCO shall take or fail to take in connection with the Guaranteed Obligations, or any security for the payment or performance of any of the Guaranteed Obligations, nor any course of dealing with Seller or any other person, shall release Guarantor’s obligations hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against WEPCO.

(c) In the case of an Event of Default under the PPA or with regard to any of the Guaranteed Obligations, Guarantor hereby consents and agrees that WEPCO shall have the right to enforce its rights, powers, and remedies thereunder or hereunder or under any other instrument now or hereafter evidencing, securing, or otherwise relating to the Guaranteed Obligations, and apply any payments or credits received by the Seller or Guarantor or realized from any security, in any manner and in any order as WEPCO, in its sole discretion, shall see fit, and all rights, powers, and remedies available to WEPCO in such event shall be nonexclusive and cumulative of all other rights, powers, and remedies provided thereunder or hereunder or by law or in equity. If the Guaranteed Obligations are partially paid by reason of the election of WEPCO, its successors or assigns, to pursue any of the remedies available to WEPCO, or if such indebtedness is otherwise partially paid, this Guaranty shall nevertheless remain in full force and effect, and Guarantor shall ,subject to the Maximum Recovery Amount, remain liable for the entire balance of the Guaranteed Obligations even though any rights which Guarantor may have against the Seller may be destroyed or diminished by the exercise of any such remedy.

2.3 Waivers and Acknowledgments. (a) Guarantor hereby waives promptness, diligence, presentment, demand of payment, acceptance, notice of acceptance, protest, notice of dishonor and any other notices with respect to any of the Guaranteed Obligations and this Guaranty.

(b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future, subject however to the limit of the Maximum Recovery Amount; provided, however, that this Guaranty shall automatically terminate upon receipt by WEPCO of replacement Seller Performance Security meeting the requirements of Section 8.1 of the PPA. The provisions of this Guaranty shall extend and be applicable to all renewals, amendments, extensions, consolidations, and modifications of the PPA.

(c) The Guarantor hereby unconditionally and irrevocably waives any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor

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hereunder; provided, however, that Guarantor shall have, and expressly reserves to itself, the same defenses available to the Seller with respect to any payment obligations arising under the PPA, except for defenses arising out of bankruptcy, insolvency, dissolution or liquidation of the Seller.

2.4 Subrogation. Notwithstanding any payment or payments or performance made by the Guarantor hereunder, the Guarantor hereby irrevocably waives any and all rights of subrogation to the rights of WEPCO against the Seller and any and all rights of reimbursement, assignment, indemnification or implied contract or any similar rights (including without limitation any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509) against the Seller or against any other guarantor of all or any part of the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid or performed in full. If, notwithstanding the foregoing, any amount shall be paid to the Guarantor on account of such subrogation or similar rights at any time when all of the Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held by the Guarantor in trust for WEPCO and shall be turned over to WEPCO in the exact form received by the Guarantor, to be applied against the Guaranteed Obligations in such order as WEPCO may determine in its sole discretion.

2.5 Reporting. Guarantor shall promptly notify WEPCO of any Insufficient Credit Status relating to Guarantor or any circumstance that results in Seller’s failure to be in compliance with the Seller Performance Security requirements of Article VIII of the PPA. From time to time, at WEPCO’s written request, Guarantor shall provide WEPCO promptly with such evidence as WEPCO may reasonably request that this Guaranty is in full compliance with the PPA.

ARTICLE 3—REPRESENTATIONS AND WARRANTIES

The Guarantor hereby represents and warrants as follows:

3.1 Organization. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida.

3.2 Authorization; No Conflict. The execution and delivery by the Guarantor of this Guaranty, and the performance by the Guarantor of its obligations hereunder (i) are within the Guarantor’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene its Articles of Incorporation or any law or regulation applicable to or binding on the Guarantor or any of its properties and (iv) do not require the consent or approval of any person which has not already been obtained or the satisfaction or waiver of any conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

3.3 Enforceability. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, dissolution, reorganization, moratorium, liquidation or other similar laws affecting creditors’ rights generally

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and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.4 No Bankruptcy Proceedings. There are no bankruptcy proceedings pending or being contemplated by Guarantor or, to its knowledge, threatened against it.

3.5 No Legal Proceedings. There are no legal proceedings pending against the Guarantor that would be reasonably likely to materially adversely affect the legality, validity or enforceability of this Guaranty.

ARTICLE 4—MISCELLANEOUS

4.1 Continuing Guaranty; Assignment. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until all of the Guaranteed Obligations have been satisfied, (ii) consistent with the terms hereof, apply to all Guaranteed Obligations whenever arising, (iii) be binding upon the Guarantor, its successors and assigns, and (iv) inure to the benefit of, and be enforceable by, WEPCO and its permitted assignees hereunder. The WEPCO may not assign or delegate its rights or obligations under this Guaranty without the prior written consent of the Guarantor, which consent shall not be unreasonably delayed or withheld. The Guarantor may not assign or delegate its rights or obligations under this Guaranty without (x) the prior written consent of WEPCO, which consent may be withheld in WEPCO’s sole discretion, and (y) a written assignment and assumption agreement in form and substance reasonably acceptable to WEPCO. Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty, the agreements and obligations of the Guarantor contained in Section 4.4 (with respect to enforcement expenses) and the last sentence of Section 2.2(a) shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

4.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Guaranty shall be in writing and shall be deemed to have been duly given when actually received if (a) personally delivered; (b) transmitted by facsimile, electronic or digital transmission method; or (c) if sent by certified or registered mail, return receipt requested. In each case notice shall be sent:

(i)	if to WEPCO:

Wisconsin Electric Power Company

333 West Everett Street, Room A214

Milwaukee, Wisconsin 53203

Attention: Treasurer

(ii)	if to the Guarantor:

FPL Group Capital Inc

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700 Universe Boulevard

Juno Beach, FL 33408

Attention: Treasurer

or to such other place and with such other copies as WEPCO or the Guarantor may designate as to itself by written notice to the other pursuant to this Section 4.2. Delivery by facsimile of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.

4.3 Delay and Waiver. No failure on the part of WEPCO to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

4.4 Expenses. The Guarantor agrees to pay or reimburse WEPCO and any permitted assignees of WEPCO on demand for its reasonable costs, charges and expenses (including reasonable fees and expenses of counsel) incurred in connection with the enforcement of this Guaranty or occasioned by any breach by the Guarantor of any of its obligations under this Guaranty should Guarantor be required to pay under this Guaranty.

4.5 Entire Agreement; Amendments. This Guaranty and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Guaranty and any such agreement, document or instrument, the terms, conditions and provisions of this Guaranty shall prevail. This Guaranty may only be amended or modified by an instrument in writing signed by each of the Guarantor and WEPCO and any permitted assignees of WEPCO.

4.6 Headings. The headings of the various Sections of this Guaranty are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

4.7 Governing Law; Consent to Jurisdiction. (a) This Guaranty shall be construed and interpreted, and the rights of the parties determined, in accordance with the law of the State of Wisconsin, without giving effect to principles of conflicts of law that would require the application of the laws of another jurisdiction.

(b) Each party hereto irrevocably and unconditionally agrees to the exclusive jurisdiction of the United States District Court for the Eastern District of Wisconsin or, in the event that jurisdiction for any matter cannot be established in the United States District Court for the Eastern District of Wisconsin, in the Circuit Court for Manitowoc County, solely in respect of the interpretation and enforcement of the provisions of this Guaranty and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or

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enforcement hereof that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Guaranty may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.2 hereof or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) THE GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, WEPCO, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO, THIS GUARANTY, OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

4.8 Severability. Any provision of this Guaranty that shall be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized representative as of the day and year first above written.

FPL Group Capital Inc.

By:
Name:	James L. Robo
Title:	Vice President

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WEPCO EXHIBIT F

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT No.

[Date]
[Credit No.]

[Name and Address

of Beneficiary]

Dear Sirs:

We hereby establish in your favor, for the account of [NAME OF ACCOUNT PARTY] (“Account Party”), with respect to the Power Purchase Agreement dated as of [                    ] between [Account Party] and you (“Beneficiary”) (the “PPA”), our irrevocable standby letter of credit no. (the “Standby Letter of Credit”) whereby we hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereinafter set forth, by your draft or drafts at sight, in the aggregate in an amount not to exceed                                          United States Dollars (U.S. $                    ).

Funds against this Standby Letter of Credit are available to you against your sight draft(s) drawn on us, referring thereon to the number and date of this Standby Letter of Credit, accompanied by a written and completed certificate executed by you in the form attached as Annex 1 hereto, with appropriate insertions. Multiple, partial drafts may be drawn hereunder. Such available funds shall not directly or indirectly constitute funds or collateral deposited with or for the bank account by the [Account Party], or pledged with or for the bank’s account by the [Account Party].

Presentation of such drafts, and such certificates shall be made on any day which is a business day for us at or prior to 5:00 p.m. (CPT) at our office located at Milwaukee, Wisconsin, or at any other office in the United States of America which may be designated by us in a written notice delivered to you. If such sight draft and such certificate are received at any such office, all in strict conformity with the terms and conditions of this Standby Letter of Credit, on or prior to the expiration date hereof, we hereby agree with you that we will duly honor the same within three (3) business days of such presentation. Notwithstanding the foregoing, Beneficiary may demand payment under this Standby Letter of Credit by telecopy or e-mail when promptly confirmed by written demand; however, actual disbursement of funds pursuant to a demand presented by telecopy or e-mail shall not occur until we are presented with the original Standby Letter of Credit.

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This Standby Letter of Credit is effective immediately and expires at 5:00 p.m. (CPT) on                     , 20    . It is a condition of this Standby Letter of Credit that it will be deemed automatically extended for successive periods of one year each from the present or any future expiration date under clause (b) above (but in no event later than                     , 20    ), unless we notify you, in writing, by certified or registered mail at your respective addresses, not less than ninety (90) days prior to any such date, that we have elected not to extend such expiration date for such additional period. Notwithstanding Article 16 of the UCP (as such term is defined below), any notice of our election not to extend the expiration date of this Standby Letter of Credit shall be effective only upon actual receipt by you and no such notice shall have any effect absent such actual receipt. In the event that the expiration date of this Standby Letter of Credit occurs at such time as the events described in Article 17 of the UCP (as such term is defined below) are occurring, said expiration date shall be automatically extended by a period of time equal to the duration of such events.

We hereby undertake that we will not modify, revoke or terminate this Standby Letter of Credit without your written consent. Except as stated herein, payment of drafts drawn under this Standby Letter of Credit is not subject to any condition or qualification. This Standby Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not be modified, annulled or amplified by reference to any other document, instrument or agreement referred to herein or in which the Standby Letter of Credit is referred or to which the Standby Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement. Our obligations hereunder are primary obligations that shall not be affected by the performance or non-performance by [Account Party] of any obligations under any loan agreement or under any agreement between [Account Party] and you or between [Account Party] and us or between [Account Party] and its agents.

We hereby waive any right to set off and apply any and all deposits (general or special, time or demand, provisional or final) or collateral at any time held and other indebtedness at any time owing by us to or for the credit of or the account of Account Party against any and all of the obligations of Account Party now or hereafter existing to reimburse us for our disbursements under this Standby Letter of Credit; provided, however, that each such right shall be reinstated if it is determined that such right would not lead to our being released, prevented or restrained from or delayed in, honoring any draft presented in accordance with this Standby Letter of Credit. The foregoing waiver is intended to defeat any possible claim that honor of this Standby Letter of Credit, or of any draft presented hereunder, may constitute a preferential transfer of the bankrupt account party’s property securing our right of reimbursement. Nothing herein shall be construed to support the validity of any such claim, to support any delay in our obligation to honor this Standby Letter of Credit or to detract from the independence of our obligation to honor this Standby Letter of Credit at the times and in accordance with the terms stated and incorporated by reference herein.

This Standby Letter of Credit is transferable in its entirety (but not in part). Each letter of credit issued upon any such transfer and assignment may be successively transferred and assigned. Transfer of this Standby Letter of Credit to any transferee shall be effected by the presentation to us of this Standby Letter of Credit accompanied by a certificate in the form attached as Annex 2 hereto, with appropriate insertions. Upon such presentation we shall forthwith issue an irrevocable

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letter of credit to such transferee with provisions therein consistent with this Standby Letter of Credit.

To the extent not contrary to the express terms hereof, this Standby Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (herein referred to as the “UCP”), or by subsequent Uniform Customs and Practice fixed by subsequent Congresses of the International Chamber of Commerce. This Standby Letter of Credit shall be deemed to be a contract made under the laws of the State of Wisconsin and shall, as to matters not governed by the UCP, be governed by and construed in accordance with the laws of the State of Wisconsin.

Yours very truly,

[ISSUING BANK]

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ANNEX 1

CERTIFICATE

Re:	Point Beach Nuclear Plant Power Purchase Agreement dated , 20 between [Name of Account Party] (“[Account Party]”) and [Name of Beneficiary] (“[Beneficiary]”) (the “PPA”).

The undersigned, each a duly authorized officer of [Beneficiary], hereby certify to [ISSUING BANK] (the “Bank”) with reference to irrevocable standby letter of credit no.      (the “Standby Letter of Credit”), issued by the Bank for the account of [Account Party] in favor of [Beneficiary] that:

(1) (Insert one of the following, as applicable)

Pursuant to the provisions of the PPA, an event has occurred under the PPA that entitles Beneficiary to draw on the Standby Letter of Credit in the amount of the sight draft (after giving effect to all applicable periods of grace and notice), which event remains uncured or unwaived as of the date of this Certificate (an example of such an event includes, without limitation, an Event of Default described in the PPA).

or

[Beneficiary] has received written notice from the Bank in accordance with the terms of the Standby Letter of Credit that the Bank has elected not to extend the expiration date of the Standby Letter of Credit for an additional period past its then-expiration date and the Account Party has failed to replace this Standby Letter of Credit with other [Seller Performance Security][Buyer Performance Security] meeting the requirements of the PPA at least thirty (30) days prior to the then-expiration date of the Standby Letter of Credit.

(2) The undersigned are each a duly elected and incumbent officer of [Beneficiary] and are authorized to execute and deliver this certificate and to draw upon the Standby Letter of Credit.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Certificate as of this      day of         , 20    .

[BENEFICIARY]

By:
Title:

By:
Title:

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ANNEX 2

INSTRUCTION TO ASSIGN IN ENTIRETY

,	20

Re: Irrevocable Standby Letter of Credit No.

Gentlemen:

For value received, the undersigned beneficiary hereby irrevocably assigns to:

(Name of Assignee)

(Address)

all rights of the undersigned beneficiary to draw under the above Standby Letter of Credit in its entirety.

By this assignment, all rights of the undersigned beneficiary in such Standby Letter of Credit are transferred to the assignee and the assignee shall hereafter have the sole rights as beneficiary thereof.

The Standby Letter of Credit is returned herewith and in accordance therewith we ask you to issue a new irrevocable Standby Letter of Credit in favor of the assignee with provisions consistent with the Standby Letter of Credit.

Very truly yours

[Beneficiary]

By:
Title:

By:
Title:

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EXHIBIT G

PEAK ADJUSTMENT PAYMENT

During each month of June, July and August for each Calendar Year of the Term (the “Peak Period”), Seller must achieve the Target Capacity Factor for the Facilities as set forth in this Exhibit G. If Seller fails to achieve such Target Capacity Factor for any such month, Seller shall be responsible for a payment to Buyer (the “Peak Adjustment Payment”) calculated in accordance with the following formula:

(TEM – DEM) x [**] (in 2007 dollars escalating by three percent (3%) for each year of the Term)

where

TEM = Targeted Energy for the month, which shall be the product of: (i) the applicable Buyer’s Capacity Amount for the month (excluding the CT Capacity); (ii) the number of hours in the month; and (iii) the Target Capacity Factor.

DEM = Delivered Energy for the month.

If the resulting product of the above formula is positive, then such positive amount shall equal the Peak Adjustment Payment for the month in question and Seller shall pay that Peak Adjustment Payment in accordance with this Exhibit G. If the resulting product is zero or negative, then neither Seller nor Buyer shall owe a Peak Adjustment Payment for the month.

If it is determined that Seller owes Buyer a Peak Adjustment Payment for a particular month, Buyer shall have the right to either (a) demand payment of that Peak Adjustment Payment in writing, in which case Seller shall make such payment to Buyer within five (5) Business Days after the written demand for payment is received, or (b) include the Peak Adjustment Payment on the invoices for such Billing Cycle pursuant to Section 7.1(a).

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EXHIBIT H

SCHEDULING PROVISIONS

(a)	Scheduling of Generation Offers. Seller shall submit its Generation Offer, as a DNR, for the Facilities (other than the CT) into the MISO Day-Ahead Market and the MISO Real-Time Market for dispatch as a must-run generation unit with a dispatch minimum for each hour of the Operating Day equal to no less than the full expected Net Energy Output (consistent with the Transmission Provider Tariff) except as agreed otherwise by Buyer, provided, however, that during any Derate, Seller shall be obligated to schedule Generation Offers under Section 4.1 and this Exhibit H with respect to the full expected Net Energy Output, and provided further that Seller shall reasonably coordinate with Buyer in responding to a negative LMP. Seller shall offer the CT in the MISO Day-Ahead Market and MISO Real-Time Market in accordance with the Transmission Provider Tariff.

(b)	Scheduling of Financial Bilateral Transactions. Unless otherwise mutually agreed by the Parties, for each Operating Day, Seller shall submit one or more MISO FinScheds that reflect the Net Energy Ouptut plus any Replacement Energy for such Operating Day and Buyer shall accept each such MISO FinSched no later than the deadline established by MISO for such acceptance, with each utilizing the appropriate MISO electronic scheduling system and protocols in accordance with the following Scheduling parameters:

(i)	Seller and Buyer shall work together using commercially reasonable efforts to provide the necessary documentation to MISO to facilitate the processing of MISO FinScheds;

(ii)	At least 48 hours prior to the deadline established by MISO, but no later than two Business Days after the relevant Operating Day (the “Scheduling Window”), Seller shall submit a MISO FinSched for settlement in the MISO Day-Ahead Market for the actual Net Energy Output or Replacement Energy or both, as applicable, for the relevant Operating Day;

(iii)	At least two (2) hours prior to the deadline established by MISO, Buyer shall confirm such MISO FinSched submitted by Seller in accordance with paragraph (i) above; provided, that if Buyer disputes any component of any such MISO FinSched submitted by Seller, Buyer shall promptly notify Seller and Buyer and Seller shall cooperate to resolve any discrepancies in a timely manner; and

(iv)	No true-up to the MISO FinSched shall be made; provided, that Seller may make revisions to any MISO FinSched during the applicable Scheduling Window by giving Buyer telephonic notice of such revision(s) with confirmation (by e-mail or fax) as soon as practicable.

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EXHIBIT I

MAIN GUIDE NO. 3A STANDARDS

(as attached)

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